Exhibit (a)(1)(i)

Offer to Exchange

9.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (Liquidation Preference $1,000) for Common Units

We are offering to exchange (the “Exchange Offer”), upon the terms and subject to the conditions set forth in this offer to exchange (as it may be supplemented and amended from time to time, this “Offer to Exchange”) and the accompanying letter of transmittal (as supplemented and amended from time to time, the “Letter of Transmittal”), any and all of our 9.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (the “Series A Preferred Units”) for newly issued common units representing limited partner interests in us (the “Common Units”).

In exchange for each Series A Preferred Unit properly tendered (and not validly withdrawn) prior to 5:00 p.m., New York City time, on July 17, 2020 (such time and date, as the same may be extended, the “Expiration Date”) and accepted by us, participating holders of Series A Preferred Units will receive 150 Common Units (the “Exchange Consideration”).

Holders that tender Series A Preferred Units that are accepted for exchange will forfeit any claim to all accumulated and unpaid distributions on their Series A Preferred Units, regardless of when accumulated, whether before or after the date hereof and including any distributions that may accumulate through the settlement date for the Exchange Offer.

The Exchange Offer will expire on the Expiration Date, unless extended or earlier terminated by us. Tendered Series A Preferred Units may be withdrawn at any time prior to the expiration of the Exchange Offer. In addition, you may withdraw any tendered Series A Preferred Units if we have not accepted them for exchange within 40 business days from the commencement of the Exchange Offer on June 18, 2020.

The Exchange Offer is conditioned on, among other things, that (i) holders of at least 30,000 Series A Preferred Units properly tender (and not validly withdraw) their Series A Preferred Units prior to the Expiration Date (the “Minimum Tender Condition”), (ii) there shall have not been instituted, threatened in writing or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Exchange Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the Exchange Offer or materially impair the contemplated benefits to us (as set forth under “The Exchange Offer— Purpose of the Exchange Offer”) of the Exchange Offer, (iii) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Exchange Offer or materially impair the contemplated benefits to us of the Exchange Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, (iv) there shall have not occurred or be reasonably likely to occur any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs and (v) there shall have not occurred (a) any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets, (b) any material adverse change in the price of our Common Units in U.S. securities or financial markets, (c) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States, (d) any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions or (e) a natural disaster or the commencement or material worsening of a war, armed hostilities, act of terrorism or other international or national calamity directly or indirectly involving the United States, including, after the commencement of the Exchange Offer, any significant additional slowdown in economic growth, economic downturn, recession or other adverse economic development linked to the outbreak of a pandemic or contagious disease, including but not limited to, the recent COVID-19 viral outbreak, which diminishes general economic activity to a degree sufficient to materially reduce demand for natural gas and oil consumption. See “The Exchange Offer — Conditions to the Exchange Offer” for a complete description of the conditions of the Exchange Offer. We reserve the right to extend or terminate the Exchange Offer if any condition of the Exchange Offer is not satisfied and otherwise to amend the Exchange Offer in any respect.

As of the close of business on June 15, 2020, 43,516,205 Common Units were outstanding and 300,000 Series A Preferred Units were outstanding. The last reported sale price of our Common Units on the New York Stock Exchange (the “NYSE”) on June 18, 2020 was $1.29 per Common Unit.

Investing in the Common Units involves a high degree of risk. We urge you to carefully read the “Risk  Factors” section beginning on page 14 before you make any decision regarding the Exchange Offer.

You must make your own decision whether to tender Series A Preferred Units in the Exchange Offer and, if so, the amount of Series A Preferred Units to tender. Neither we, Summit Midstream Partners GP, LLC, our general partner (the “General Partner”), its board of directors (the “Board of Directors”), officers or employees, the Information Agent, the Depositary nor any other person is making any recommendation as to whether or not you should tender your Series A Preferred Units for exchange in the Exchange Offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities being offered in the Exchange Offer, or determined if the Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Offer to Exchange is June 18, 2020.

You should rely only on the information contained or incorporated by reference in this Offer to Exchange. We have not authorized anyone to provide you with information or to make any representation in connection with the Exchange Offer other than those contained or incorporated by reference herein or in the accompanying Letter of Transmittal and other materials. If anyone makes any recommendation or gives any information or representation regarding the Exchange Offer, you should not rely on that recommendation, information or representation as having been authorized by us, our General Partner, its Board of Directors, officers or employees, the Information Agent, the Depositary or any other person. You should not assume that the information provided in the Exchange Offer is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer to Exchange. We are offering to exchange, and are seeking tenders of, these securities only in jurisdictions where the offers or tenders are permitted.

We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”) to exempt the Exchange Offer from the registration requirements of the Securities Act. When securities are exchanged for other securities of an issuer under Section 3(a)(9) of the Securities Act, the securities received assume the character of the exchanged securities for purposes of the Securities Act. We are also relying on Section 18(b)(1)(A) of the Securities Act to exempt the Exchange Offer from the registration and qualification requirements of state securities laws. We have no contract, arrangement or understanding relating to the payment of, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Exchange Offer. In addition, neither our financial advisors nor any broker, dealer, salesperson, agent or any other person is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Exchange Offer. Our General Partner, its Board of Directors, officers or employees may solicit tenders from holders of the Series A Preferred Units and will answer inquiries concerning the terms of the Exchange Offer, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

i

FORWARD-LOOKING STATEMENTS

We have made in this Offer to Exchange, and may from time to time otherwise make in other public filings, press releases and discussions with our management, forward-looking statements concerning our operations, economic performance and financial condition. These forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “will be,” “will continue,” “will likely result,” and similar expressions, or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible actions taken by us or our subsidiaries are also forward-looking statements. These forward-looking statements involve various risks and uncertainties, including, but not limited to, those described under the section entitled “Risk Factors” included herein.

Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond the control of our management team. All forward-looking statements in this Offer to Exchange and subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements in this paragraph. These forward-looking statements speak only as of the date of this Offer to Exchange, or if earlier, as of the date they were made. The safe harbor provisions for forward-looking statements contained in the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), do not apply to any forward-looking statements that we make in connection with this Offer to Exchange, including forward-looking statements from our Annual Report on Form 10-K or Quarterly Reports on Form 10-Q, which are incorporated by reference into this Offer to Exchange. These risks and uncertainties include, among others:

•	failure to consummate the Exchange Offer or any other liability management transactions we may pursue;

•	our ability to grow our cash distributions;

•	fluctuations in natural gas, natural gas liquids (“NGLs”) and crude oil prices, including as of a result of political or economic measures taken by various countries or OPEC;

•	the extent and success of our customers’ drilling efforts, as well as the quantity of natural gas, crude oil and produced water volumes produced within proximity of our assets;

•	the current and potential future impact of the COVID-19 pandemic on our business, results of operations, financial position or cash flows;

•	failure or delays by our customers in achieving expected production in their natural gas, crude oil and produced water projects;

•	competitive conditions in our industry and their impact on our ability to connect hydrocarbon supplies to our gathering and processing assets or systems;

•

actions or inactions taken or nonperformance by third parties, including suppliers, contractors, operators, processors, transporters and customers, including the inability or failure of our shipper customers to meet their financial obligations under our gathering agreements and our ability to enforce the terms and conditions of certain of our gathering agreements in the event of a bankruptcy of one or more of our customers;

•

our ability to divest of certain of our assets or joint ventures to third parties on attractive terms, which is subject to a number of factors, including prevailing conditions and outlook in the natural gas, NGL and crude oil industries and markets;

•	the ability to attract and retain key management personnel;

•	commercial bank and capital market conditions and the potential impact of changes or disruptions in the credit and/or capital markets;

•	changes in the availability and cost of capital and the results of our financing efforts, including availability of funds in the credit and/or capital markets;

•	restrictions placed on us by the agreements governing our debt and preferred equity instruments;

•	the availability, terms and cost of downstream transportation and processing services;

•	natural disasters, accidents, weather-related delays, casualty losses and other matters beyond our control;

•	operational risks and hazards inherent in the gathering, compression, treating and/or processing of natural gas, crude oil and produced water;

•	weather conditions and terrain in certain areas in which we operate;

•	any other issues that can result in deficiencies in the design, installation or operation of our gathering, compression, treating and processing facilities;

•

timely receipt of necessary government approvals and permits, our ability to control the costs of construction, including costs of materials, labor and rights-of-way and other factors that may impact our ability to complete projects within budget and on schedule;

•

our ability to finance our obligations related to capital expenditures or the deferred purchase price obligation (the “Deferred Purchase Price Obligation”) under the Contribution Agreement by and between the Partnership and Summit Midstream Partners Holdings, LLC, a Delaware limited liability company (“SMP Holdings”), dated February 25, 2016, as amended, including through opportunistic asset divestitures or joint ventures and the impact any such divestitures or joint ventures could have on our results;

•

the effects of existing and future laws and governmental regulations, including environmental, safety and climate change requirements and federal, state and local restrictions or requirements applicable to oil and/or gas drilling, production or transportation;

•	changes in tax status;

•	the effects of litigation;

•	changes in general economic conditions; and

•	other factors discussed below and elsewhere in this Offer to Exchange and in our other public filings, press releases and discussions with our management.

For additional information regarding known material factors that could cause our actual results to differ from projected results please read the rest of this Offer to Exchange, including the “Risk Factors” section herein, and Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Part II, “Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the three months ended March 31, 2020.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We file annual, quarterly, current and other reports with the SEC under the Exchange Act (File No. 001-35666). The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC through the SEC’s website, http://www.sec.gov. You can also obtain information about us at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

Our internet address is www.summitmidstream.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments and exhibits to those reports as well as our other filings with the SEC are available, free of charge, through our website, as soon as reasonably practicable after those reports or filings are electronically filed with, or furnished to, the SEC. Information on our website or any other website is not incorporated by reference into this Offer to Exchange and you should not consider information contained on our website as part of this Offer to Exchange.

We “incorporate by reference” information into this Offer to Exchange, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Offer to Exchange, except for any information superseded by information contained expressly in this Offer to Exchange. You should not assume that the information in this Offer to Exchange is current as of the date other than the date on the cover page of this Offer to Exchange.

We incorporate by reference in this Offer to Exchange the documents listed below (excluding information deemed to be furnished and not filed with the SEC):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC on March 9, 2020;

•	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2020, as filed with the SEC on May 8, 2020;

•

Our Current Reports on Form 8-K, as filed with the SEC on February 25, 2020, March 20, 2020, April 1, 2020, April 16, 2020, May 5, 2020, June 2, 2020 and June 4, 2020 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K); and

•

The description of our Common Units contained in our Registration Statement on Form 8-A, as filed with the SEC on September 26, 2012, including any subsequent amendments or reports filed for purpose of updating such description.

The information incorporated by reference is an important part of this Offer to Exchange.

Documents we file (but not documents or information deemed to have been furnished and not filed in accordance with the SEC’s rules) with the SEC under Section 13(e), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Exchange will be incorporated by reference in this Offer to Exchange only upon our filing of a subsequent amendment to the Schedule TO (described below).

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Offer to Exchange or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Exchange.

You may request a copy of any document incorporated by reference in this Offer to Exchange and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

Summit Midstream Partners, LP

910 Louisiana Street, Suite 4200

Houston, Texas 77002

Attention: Brock M. Degeyter

Executive Vice President, General Counsel and

Chief Compliance Officer

Telephone: (832) 413-4770

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed a statement on Schedule TO, which contains additional information with respect to the Exchange Offer. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner set forth above. We will amend the Tender Offer Statement on Schedule TO (the “Schedule TO”) to report any material changes in the terms of the Exchange Offer and to report the final results of the Exchange Offer as required by Exchange Act Rules 13e-4(c)(3) and 13e-4(c)(4).

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QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

These answers to questions that you may have as a holder of the Series A Preferred Units, as well as the summary that follows, highlight selected information included elsewhere or incorporated by reference in this Offer to Exchange. To fully understand the Exchange Offer and the other considerations that may be important to your decision about whether to participate in the Exchange Offer, you should carefully read this Offer to Exchange in its entirety, including the section entitled “Risk Factors,” as well as the information incorporated by reference in this Offer to Exchange. For further information about us, see the section of this Offer to Exchange entitled “Where You Can Find More Information and Incorporation by Reference.”

Except as the context otherwise requires, or as otherwise specified or used in this Offer to Exchange, the terms “we,” “us,” “our,” “ours,” “the Partnership,” and “SMLP” refer to Summit Midstream Partners, LP and its consolidated subsidiaries.

Why are we making the Exchange Offer?

We are making the Exchange Offer in connection with our strategic plan to enhance our financial flexibility, simplify our capital structure and enhance the value of our Common Units. The Partnership believes that the Exchange Offer would be beneficial to the Partnership for the following reasons:

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Successful completion of the Exchange Offer would reduce (if fewer than all Series A Preferred Units are exchanged) or eliminate (if all Series A Preferred Units are exchanged) the requirement that we pay the distributions on the Series A Preferred Units (currently $28.5 million in the aggregate), including the accumulated but unpaid distribution of $14.25 million for the six-month period ended June 15, 2020, before making any distributions on the Common Units, which we believe will increase our ability to resume distributions on our Common Units in the future and consequently their market value and our ability to raise capital.

•

Successful completion of the Exchange Offer would reduce (if fewer than all Series A Preferred Units are exchanged) or eliminate (if all Series A Preferred Units are exchanged) the Series A Preferred Units’ $300 million liquidation preference and, if all Series A Preferred Units are exchanged, simplify our capitalization structure.

•	Issuing only Common Units in the Exchange Offer preserves cash for other strategic initiatives, including additional liability management transactions.

The Exchange Offer also provides holders of Series A Preferred Units the opportunity to enhance trading liquidity and gain exposure to the common equity upside at a premium to the market price of the Series A Preferred Units of $79.38 as of June 18, 2020.

While we believe the Exchange Offer offers benefits to the Partnership and the holders of Series A Preferred Units, the Exchange Offer is not equally suitable for all holders of Series A Preferred Units, and the decision as to whether to tender Series A Preferred Units in the Exchange Offer will not be the same for all holders.

How many Series A Preferred Units are you offering to exchange in the Exchange Offer?

We are offering to exchange any and all of the Series A Preferred Units currently outstanding. As of June 15, 2020, 300,000 Series A Preferred Units were outstanding.

What will the holder receive in the Exchange Offer if the Series A Preferred Units are validly tendered and accepted by us?

In exchange for each Series A Preferred Unit properly tendered (and not validly withdrawn) prior to the Expiration Date and accepted by us, participating holders of Series A Preferred Units will receive the Exchange Consideration.

We will not issue fractional Common Units in the Exchange Offer. If any fractional Common Unit would be issuable to a participating holder upon the exchange of its Series A Preferred Units, the number of Common Units to be issued to such participating holder will be rounded down to the nearest whole number. See “The Exchange Offer — Fractional Common Units.”

Our Common Units are listed on the NYSE under the symbol “SMLP”. The last reported sale price of our Common Units on the NYSE on June 18, 2020 was $1.29 per Common Unit.

Your right to receive the Exchange Consideration in the Exchange Offer is subject to all of the conditions set forth in this Offer to Exchange and the related Letter of Transmittal.

Will the Common Units to be issued in the Exchange Offer be freely tradable?

Yes, provided that you are not an affiliate of the Partnership and did not receive your securities from an affiliate of the Partnership.

How will the Exchange Offer affect the trading market for the Series A Preferred Units that are not exchanged?

If the number of Series A Preferred Units that remain outstanding after the Exchange Offer is significantly reduced, the trading market for the remaining Series A Preferred Units may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading of such units. The extent of the market for the Series A Preferred Units following the consummation of the Exchange Offer will depend upon, among other things, the number of outstanding Series A Preferred Units at such time, the number of holders of Series A Preferred Units remaining at such time and the interest in maintaining a market in such Series A Preferred Units on the part of securities firms.

What other rights will I lose if I tender my Series A Preferred Units in the Exchange Offer?

If your Series A Preferred Units are validly tendered and accepted for exchange pursuant to the Exchange Offer, you will lose the rights of a holder of such Series A Preferred Unit, which are described below in this Offer to Exchange. For example, you would lose the right to receive semi-annual cash distributions, including previously accumulated distributions, when, as and if declared by our General Partner on such Series A Preferred Units. On May 3, 2020, we announced the suspension of distributions payable on both our Common Units and our Series A Preferred Units. We did not make a distribution on our Common Units with respect to the first quarter of 2020, nor did we make a distribution on our Series A Preferred Units on June 15, 2020. Unpaid distributions on the Series A Preferred Units will continue to accrue for holders who do not tender their Series A Preferred Units in exchange for Common Units pursuant to the Exchange Offer, meaning you will not be able to receive distributions on your Common Units received in the Exchange Offer until all current and accumulated distributions on the untendered Series A Preferred Units have been paid.

You would also lose the right to receive, out of the assets available for distribution to our limited partners and before any distribution is made to the holders of securities ranking junior to the Series A Preferred Units (including our Common Units), a liquidation preference in the amount of $1,000 per Series A Preferred unit, plus accumulated and unpaid distributions, upon any voluntary or involuntary liquidation, winding-up or dissolution of the Partnership.

May I exchange only a portion of the Series A Preferred Units that I hold?

Yes. You do not have to exchange all of your Series A Preferred Units to participate in the Exchange Offer.

If the Exchange Offer is consummated and I do not participate or I do not exchange all of my Series A Preferred Units, how will my rights and obligations under my remaining outstanding Series A Preferred Units be affected?

The rights and obligations under the Series A Preferred Units that remain outstanding after the consummation of the Exchange Offer will not change as a result of the Exchange Offer.

What do you intend to do with the Series A Preferred Units that are exchanged in the Exchange Offer?

Series A Preferred Units accepted for exchange by us in the Exchange Offer will be cancelled.

Are you making a recommendation regarding whether I should participate in the Exchange Offer?

We are not making any recommendation regarding whether you should tender or refrain from tendering your Series A Preferred Units for exchange in the Exchange Offer. Accordingly, you must make your own determination as to whether to tender your Series A Preferred Units for exchange in the Exchange Offer and, if so, the number of units to tender. Before making your decision, we urge you to read this Offer to Exchange carefully in its entirety, including the information set forth in the section of this Offer to Exchange entitled “Risk Factors,” and the other documents incorporated by reference in this Offer to Exchange.

What risks should I consider in deciding whether or not to tender my Series A Preferred Units?

In deciding whether to participate in the Exchange Offer, you should carefully consider the discussion of risks and uncertainties affecting our business, the Series A Preferred Units and our Common Units that are described in the section entitled “Risk Factors” of this Offer to Exchange, our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on March 9, 2020, and our Quarterly Report on Form 10-Q for the three months ended March 31, 2020, filed on May 8, 2020.

What are the conditions to the Exchange Offer?

The Exchange Offer is conditioned on, among other things, the Minimum Tender Condition. See “The Exchange Offer — Conditions to the Exchange Offer” for a complete description of the conditions of the Exchange Offer.

We may waive certain conditions of the Exchange Offer. If any of the conditions are not satisfied or waived for the Exchange Offer, we will not complete the Exchange Offer.

When does the Exchange Offer expire?

The Exchange Offer will expire at 5:00 p.m., New York City time, on the Expiration Date, unless extended or earlier terminated by us.

Under what circumstances can the Exchange Offer be extended, amended or terminated?

We reserve the right to extend the Exchange Offer for any reason at all. We also expressly reserve the right, at any time or from time to time, to amend the terms of the Exchange Offer in any respect prior to the Expiration Date. Further, we may be required by law to extend the Exchange Offer if we make a material change in the terms of the Exchange Offer or in the information contained in this Offer to Exchange or waive a material condition to the Exchange Offer. During any extension of the Exchange Offer, Series A Preferred Units that were previously tendered for exchange pursuant to the Exchange Offer and not validly withdrawn will remain subject to the Exchange Offer. We reserve the right, in our sole and absolute discretion, to terminate the Exchange Offer at any time prior to the Expiration Date if any condition is not met. If the Exchange Offer is terminated, no Series A Preferred Units tendered in the Exchange Offer will be accepted for exchange and any Series A Preferred Units that have been tendered for exchange will be returned to the holder promptly after the termination at our expense. For more information regarding our right to extend, amend or terminate the Exchange Offer, see the section of this Offer to Exchange entitled “The Exchange Offer — Expiration Date; Extension; Termination; Amendment.”

How will I be notified if the Exchange Offer is extended, amended or terminated?

We will issue a press release or otherwise publicly announce any extension, amendment or termination of the Exchange Offer. In the case of an extension, we will promptly make a public announcement by issuing a press release no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. For more information regarding notification of extensions, amendments or the termination of the Exchange Offer, see the section of this Offer to Exchange entitled “The Exchange Offer — Expiration Date; Extension; Termination; Amendment.”

What will happen to the distributions in arrears of participating holders of Series A Preferred Units?

If a holder participates in the Exchange Offer, such holder will agree to waive any claim to all accumulated and unpaid distributions in arrears, including the unpaid distribution for the six months ended June 15, 2020, and give up all other rights associated with the Series A Preferred Units tendered, including receipt of any future distributions and the liquidation preference.

When does the Partnership plan to pay distributions in arrears on the Series A Preferred Units?

The Board of Directors of the General Partner plans on making decisions with respect to payment of distributions on the Series A Preferred Units on a semi-annual or quarterly basis, as applicable, based on the required payment date. We may not pay distributions on the Series A Preferred Units in the foreseeable future, and there are restrictions on our ability to pay distributions under our outstanding indebtedness that restrict our ability to pay cash distributions on any of our equity securities.

On May 3, 2020, we announced the suspension of distributions payable on both our Common Units and our Series A Preferred Units. We did not make a distribution on our Common Units with respect to the second quarter of 2020, nor did we make a distribution on our Series A Preferred Units on June 15, 2020. Unpaid distributions on the Series A Preferred Units will continue to accrue for holders who do not tender their Series A Preferred Units in exchange for Common Units pursuant to the Exchange Offer, meaning you will not be able to receive distributions on your Common Units received in the Exchange Offer until all current and accumulated distributions on the untendered Series A Preferred Units have been paid.

Are your results of operations and financial condition relevant to my decision to tender my Series A Preferred Units for exchange in the Exchange Offer?

Yes. The price of our Common Units is closely linked to our results of operations and financial condition. For information about our results of operations and financial condition, please refer to our filings with the SEC, including the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on March 9, 2020, and our Quarterly Report on Form 10-Q for the three months ended March 31, 2020, filed on May 8, 2020.

What is the accounting treatment of the Exchange Offer?

For each Series A Preferred Unit that is exchanged in the Exchange Offer, we will eliminate from our Series A Preferred Unit capital account an amount equal to the sum of $1,000, the undistributed net income allocated to the Series A Preferred Unit, and an offset amount for the allocation of Series A Preferred Unit issuance costs. The amount eliminated will be replaced by an equivalent amount in our Common Unit capital account.

Will you receive any cash proceeds from the Exchange Offer?

No. We will not receive any cash proceeds from the Exchange Offer.

How do I tender my Series A Preferred Units for exchange in the Exchange Offer?

If your Series A Preferred Units are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to participate in the Exchange Offer, you should contact that registered holder promptly and instruct such holder to tender your Series A Preferred Units on your behalf. If you are a participant of The Depository Trust Company (“DTC”), you may electronically transmit your acceptance through DTC’s Automated Tender Offer Program (“ATOP”). See the section of this Offer to Exchange entitled “The Exchange Offer — Procedures for Tendering Series A Preferred Units” and “The Exchange Offer — The Depository Trust Company Book-Entry Transfer Procedures.”

For further information on how to tender Series A Preferred Units, contact the Information Agent or the Depositary at the telephone number set forth on the back cover of this Offer to Exchange or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

What happens if some or all of my Series A Preferred Units are not accepted for exchange?

If we decide not to accept some or all of your Series A Preferred Units because of an invalid tender, the occurrence of the other events set forth in this Offer to Exchange or otherwise, the units not accepted by us will be returned to you, at our expense, promptly after the expiration or termination of the Exchange Offer by book-entry transfer to your account at DTC, as applicable.

Until when may I withdraw Series A Preferred Units previously tendered for exchange?

If not previously returned, you may withdraw Series A Preferred Units that were previously tendered for exchange at any time prior to the expiration of the Exchange Offer. In addition, you may withdraw any Series A Preferred Units that you tender that are not accepted for exchange by us after the expiration of 40 business days from the commencement of the Exchange Offer, if such Series A Preferred Units have not been previously returned to you. For more information, see the section of this Offer to Exchange entitled “The Exchange Offer — Withdrawal Rights.”

How do I withdraw Series A Preferred Units previously tendered for exchange in the Exchange Offer?

For a withdrawal to be effective, the Depositary must receive a computer-generated notice of withdrawal, transmitted by DTC on behalf of the holder in accordance with the standard operating procedure of DTC, or a written notice of withdrawal, sent by facsimile transmission, receipt confirmed by telephone, or letter, prior to the Expiration Date. For more information regarding the procedures for withdrawing Series A Preferred Units, see the section of this Offer to Exchange entitled “The Exchange Offer — Withdrawal Rights.”

Will I have to pay any fees or commissions if I tender my Series A Preferred Units for exchange in the Exchange Offer?

You will not be required to pay any fees or commissions to us or the Depositary in connection with the Exchange Offer. However, if your Series A Preferred Units are held through a broker or other nominee who tenders the units on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

With whom may I talk if I have questions about the Exchange Offer?

If you have questions about the terms of the Exchange Offer or the procedures for tendering Series A Preferred Units in the Exchange Offer or require assistance in tendering your Series A Preferred Units, please contact the Information Agent or the Depositary. The contact information for the Information Agent and the Depositary is set forth on the back cover page of this Offer to Exchange.

SUMMARY

The following summary contains basic information about us and the Exchange Offer. It may not contain all of the information that is important to you and it is qualified in its entirety by the more detailed information included or incorporated by reference in this Offer to Exchange. You should carefully consider the information contained in and incorporated by reference in this Offer to Exchange, including the information set forth under the heading “Risk Factors” in this Offer to Exchange. In addition, certain statements include forward-looking information that involves risks and uncertainties. See “Forward-Looking Statements.”

The Partnership

We are a value-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in unconventional resource basins, primarily shale formations, in the continental United States.

Our principal executive offices are located at 910 Louisiana Street, Suite 4200, Houston, Texas 77002, and our phone number is (832) 413-4770.

Recent Developments

On May 28, 2020, the Partnership acquired all the outstanding limited liability company interests of Summit Midstream Partners, LLC, a Delaware limited liability company (“Summit Investments”), which is the sole member of SMP Holdings. SMP Holdings owns the equity interests in our General Partner. In addition, at the closing date, SMLP Holdings owned (a) 34,604,581 Common Units pledged as collateral under the Term Loan Agreement, dated as of March 21, 2017, among SMP Holdings, as borrower, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent (the “SMPH Term Loan”), (b) 10,714,285 Common Units not pledged as collateral under the SMPH Term Loan and (c) the right of SMP Holdings to receive the Deferred Purchase Price Obligation under the Contribution Agreement by and between the Partnership and SMP Holdings, dated February 25, 2016, as amended. We also acquired 5,915,827 Common Units held by SMLP Holdings, LLC, a Delaware limited liability company and an affiliate of Energy Capital Partners II, LLC (“ECP Holdings”). The Partnership cancelled the 16,630,112 Common Units it acquired that were not pledged as collateral under the SMPH Term Loan. On the closing date, Summit Midstream Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership, entered into (i) a Term Loan Credit Agreement (the “ECP NewCo Term Loan Credit Agreement”), with SMP TopCo, LLC, a Delaware limited liability company and affiliate of Energy Capital Partners II, LLC (“ECP NewCo” and together with ECP Holdings, the “ECP Affiliates”), as lender and administrative agent, and Mizuho Bank (USA), as collateral agent (“Mizuho”), in a principal amount of $28,208,630.60 and (ii) a Term Loan Credit Agreement (the “ECP Holdings Term Loan Credit Agreement” and together with the ECP NewCo Term Loan Credit Agreement, the “ECP Term Loan Credit Agreements”), with ECP Holdings, as lender, and ECP NewCo, as administrative agent and Mizuho, as collateral agent, in a principal amount of $6,791,369.40. The amounts loaned under each ECP Term Loan Credit Agreement are equal to the cash amounts paid by the Partnership at the closing date. The total purchase price was $35 million in cash and warrants to purchase up to 10 million Common Units. Such warrants include (i) a Warrant (the “NewCo Warrant”) to purchase up to 8,059,609 Common Units issued to SMP TopCo, LLC (“ECP NewCo”) and (ii) a Warrant (the “Holdings Warrant,” and together with the NewCo Warrant, the “Warrants”) to purchase up to 1,940,391 Common Units issued to ECP Holdings. SMP Holdings will continue to retain the liabilities stemming from the release of produced water, including oil, from a produced water pipeline operated by Meadowlark Midstream Company,

LLC that occurred near Marmon, North Dakota and was reported on January 6, 2015. We refer to the foregoing transactions as the “GP Buy-In Transaction.” As a result of the GP Buy-In Transaction, the Partnership owns its own General Partner.

On May 3, 2020, we announced the suspension of distributions payable on both our Common Units and our Series A Preferred Units. We did not make a distribution on our Common Units with respect to the second quarter of 2020, nor did we make a distribution on our Series A Preferred Units on June 15, 2020. Unpaid distributions on the Series A Preferred Units will continue to accrue for holders who do not tender their Series A Preferred Units in exchange for Common Units pursuant to the Exchange Offer, meaning you will not be able to receive distributions on your Common Units received in the Exchange Offer until all current and accumulated distributions on the untendered Series A Preferred Units have been paid.

We have taken a number of strategic steps to better position the Partnership as a stronger, better capitalized company that can, over time, accretively grow cash flows and sustainably resume distributions. The GP Buy-In Transaction and suspension of distributions comprised the first step, which simplified our corporate structure, created better alignment of interests with our Common Unitholders and enabled us to retain additional cash in the business.

We may also, from time to time, make open market debt repurchases to manage our debt maturity profile. As of June 18, 2020, we have repurchased (i) approximately $16 million face value of Summit Midstream Holdings, LLC’s (“Summit Holdings”) and Summit Midstream Finance Corp.’s (“Finance Corp.”) 5.5% senior unsecured notes due August 2022 at a weighted average 38% discount for approximately $10 million in cash, representing approximately 5% of the total amount outstanding, and (ii) approximately $71 million face value of Summit Holdings’ and Finance Corp.’s 5.75% senior unsecured notes due April 2025 (collectively, the “Senior Notes”) at a weighted average 44% discount for approximately $41 million in cash, representing approximately 14% of the total amount outstanding.

We continue to actively evaluate divestitures of certain of our assets and joint ventures, which could result in a reallocation of capital or other resources to repay outstanding debt and other liabilities or re-invest in our core focus areas. The closing of any such transaction may be subject to customary and other closing conditions, which may not ultimately be satisfied or waived. Accordingly, we can give no assurance that any such strategic divestitures will be completed.

We may pursue other liability management transactions, including but not limited to amending our revolving credit facility, refinancing our Senior Notes or restructuring our SMPH Term Loan or our Deferred Purchase Price Obligation. There can be no assurance that any such transaction will be completed.

Summary Terms of the Exchange Offer

The material terms of the Exchange Offer are summarized below. In addition, we urge you to read the detailed descriptions in the sections of this Offer to Exchange entitled “The Exchange Offer” and “Comparison of Rights between Series A Preferred Units and Our Common Units.”

Offeror	Summit Midstream Partners, LP.

The Exchange Offer	We are offering to exchange, upon the terms and subject to the conditions set forth in this Offer to Exchange and the accompanying Letter of Transmittal, any and all of our Series A Preferred Units.

Fractional Common Units	We will not issue fractional Common Units in the Exchange Offer. If any fractional Common Unit would be issuable to a participating holder upon the exchange of its Series A Preferred Units, the number of Common Units to be issued to such participating holder will be rounded down to the nearest whole number. See “The Exchange Offer — Fractional Common Units.”

Purpose of Exchange Offer

We are making the Exchange Offer in connection with our strategic plan to enhance our financial flexibility, simplify our capital structure and enhance the value of our Common Units. The Partnership believes that the Exchange Offer would be beneficial to the Partnership for the following reasons:

•  Successful completion of the Exchange Offer would reduce (if fewer than all Series A Preferred Units are exchanged) or eliminate (if all Series A Preferred Units are exchanged) the requirement that we pay the distributions on the Series A Preferred Units (currently $28.5 million in the aggregate), including the accumulated but unpaid distribution of $14.25 million for the six-month period ended June 15, 2020, before making any distributions on the Common Units, which we believe will increase our ability to resume distributions on our Common Units in the future and consequently their market value and our ability to raise capital.

•  Successful completion of the Exchange Offer would reduce (if fewer than all Series A Preferred Units are exchanged) or eliminate (if all Series A Preferred Units are exchanged) the Series A Preferred Units’ $300 million liquidation preference and, if all Series A Preferred Units are exchanged, simplify our capitalization structure.

•  Issuing only Common Units in the Exchange Offer preserves cash for other strategic initiatives, including additional liability management transactions.

The Exchange Offer also provides holders of Series A Preferred Units the opportunity to enhance trading liquidity and gain exposure to the common equity upside at a premium to the market price of the Series A Preferred Units of $79.38 as of June 18, 2020.

While we believe the Exchange Offer offers benefits to the Partnership and the holders of Series A Preferred Units, the Exchange Offer is not equally suitable for all holders of Series A Preferred Units, and the decision as to whether to tender Series A Preferred Units in the Exchange Offer will not be the same for all holders. See “The Exchange Offer — Purpose of the Exchange Offer.”

Expiration Date	The Exchange Offer will expire at 5:00 p.m., New York City time, on July 17, 2020, unless extended or earlier terminated by us. See “The Exchange Offer — Expiration Date; Extension; Termination; Amendment.”

Withdrawal; Non-Acceptance

You may withdraw Series A Preferred Units tendered in the Exchange Offer at any time prior to the expiration of the Exchange Offer. In addition, if not previously returned, you may withdraw any Series A Preferred Units tendered in the Exchange Offer that are not accepted by us for exchange after the expiration of 40 business days after the commencement of the Exchange Offer. To withdraw previously-tendered Series A Preferred Units, you are required to submit a notice of withdrawal to the Depositary in accordance with the procedures described herein and in the Letter of Transmittal.

If we decide for any reason not to accept any Series A Preferred Units tendered for exchange, the units will be returned to the tendering holder at our expense promptly after the expiration or termination of the Exchange Offer.

Any withdrawn or unaccepted Series A Preferred Units that were tendered through ATOP will be credited to the tendering holder’s account at DTC.

For further information regarding the withdrawal of tendered Series A Preferred Units, see “The Exchange Offer — Withdrawal Rights.”

Settlement Date	We will issue Common Units in exchange for Series A Preferred Units that are accepted for exchange promptly after the applicable Expiration Date.

Exchange Consideration	In exchange for each Series A Preferred Unit properly tendered (and not validly withdrawn) by the Expiration Date and accepted by us, participating holders of Series A Preferred Units will receive 150 Common Units. Holders that tender Series A Preferred Units that are accepted for exchange will forfeit any claim to all accumulated and unpaid distributions on their Series A Preferred Units, regardless of when accumulated, whether before or after the date hereof and including any interest that may accumulate through the settlement date for the Exchange Offer.

Transfer Restrictions	The Series A Preferred Units were issued in an offering registered under the Securities Act, and therefore are not subject to resale restrictions (other than any Series A Preferred Units held by our affiliates). The Exchange Offer is being conducted in accordance with Section 3(a)(9) of the Securities Act. Section 3(a)(9) of the Securities Act provides an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. When securities are exchanged for other securities of an issuer under Section 3(a)(9), the securities received assume the character of the exchanged securities for purposes of the Securities Act. Accordingly, the Common Units issued in exchange for Series A Preferred Units would be free of resale restrictions if held by persons that are not “affiliates” of ours within the meaning of Rule 405 of the Securities Act.

Holders Eligible to Participate in the Exchange Offer	All holders of Series A Preferred Units are eligible to participate in the Exchange Offer. See “The Exchange Offer — Terms of the Exchange Offer.”

Conditions to the Exchange Offer	The Exchange Offer is conditioned on, among other things, the Minimum Tender Condition. For a complete description of the conditions of the Exchange Offer see “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Series A Preferred Units

If your Series A Preferred Units are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to participate in the Exchange Offer, you should contact that registered holder promptly and instruct such holder to tender your Series A Preferred Units on your behalf. If you are a DTC participant, you may electronically transmit your acceptance through DTC’s ATOP. See “The Exchange Offer — Procedures for Tendering Series A Preferred Units” and “The Exchange Offer — The Depository Trust Company Book-Entry Transfer Procedures.”

For further information on how to tender Series A Preferred Units, contact the Information Agent or the Depositary at the telephone number set forth on the back cover of this Offer to Exchange or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

Amendment and Termination	We have the right to terminate or withdraw, in our sole discretion, the Exchange Offer at any time and for any reason if the conditions to the Exchange Offer are not met by the Expiration Date. We reserve the right, subject to applicable law, (i) to waive certain of the conditions of the Exchange Offer on or prior to the Expiration Date and (ii) to amend the terms of the Exchange Offer. In the event that the Exchange Offer is terminated, validly withdrawn or otherwise not consummated on or prior to the Expiration Date, no consideration will be paid or become payable to holders who have properly tendered their Series A Preferred Units pursuant to the Exchange Offer. In any such event, the units previously tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders. See “The Exchange Offer — Expiration Date; Extension; Termination; Amendment.”

Consequences of Failure to Exchange Series A Preferred Units	Series A Preferred Units not exchanged in the Exchange Offer will remain outstanding after consummation of the Exchange Offer and distributions will continue to accumulate in accordance with the terms of the Series A Preferred Units. If a sufficiently large number of Series A Preferred Units do not remain outstanding after the Exchange Offer, the trading market for the remaining Series A Preferred Units may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading of the Series A Preferred Units. See “The Exchange

Offer — Consequences of Failure to Exchange Series A Preferred Units in the Exchange Offer.”

Material U.S. Federal Income Tax Consequences of the Exchange Offer	The Partnership intends to treat the exchange of Series A Preferred Units for our Common Units as an exchange or a readjustment of Partnership items that does not result in the recognition of taxable gain or loss to the holders of our Series A Preferred Units. See “Material U.S. Federal Income Tax Consequences of the Exchange Offer.” Holders of Series A Preferred Units are encouraged to consult their own tax advisors for a full understanding of the tax consequences of participating in the Exchange Offer.

Brokerage Commissions	No brokerage commissions are payable by the holders of the Series A Preferred Units to the Depositary or us. If your Series A Preferred Units are held through a broker or other nominee who tenders the units on your behalf, your broker or nominee may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

Use of Proceeds	We will not receive any cash proceeds from the Exchange Offer.

No Appraisal Rights	Holders of Series A Preferred Units have no appraisal rights in connection with the Exchange Offer.

Risk Factors	Your decision whether to participate in the Exchange Offer and to exchange your Series A Preferred Units for the Exchange Consideration will involve risk. You should be aware of and carefully consider the risk factors set forth in “Risk Factors,” along with all of the other information provided or referred to in this Offer to Exchange and the documents incorporated by reference herein, before deciding whether to participate in the Exchange Offer.

Information Agent	D.F. King & Co., Inc.

Depositary	American Stock Transfer & Trust Company, LLC

Further Information	If you have questions about the terms of the Exchange Offer or the procedures for tendering Series A Preferred Units in the Exchange Offer or require assistance in tendering your Series A Preferred Units, please contact the Information Agent or the Depositary. The contact information for the Information Agent and the Depositary is set forth on the back cover page of this Offer to Exchange. If you would like additional copies of this Offer to Exchange, our annual, quarterly and current reports and other information that we incorporate by reference in this Offer to Exchange, please contact either the Information Agent or Depositary or Investor Relations at the Partnership. The Partnership has posted the documentation on its website at www.summitmidstream.com. See “Where You Can Find More Information and Incorporation by Reference.”

RISK FACTORS

In addition to the other information contained in this Offer to Exchange and the information incorporated by reference herein, you should consider carefully the following risk factors before considering whether to participate in the Exchange Offer. In addition to the risks identified below, please carefully read the risk factors contained in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on March 9, 2020, and our Quarterly Report on Form 10-Q for the three months ended March 31, 2020, filed on May 8, 2020. If any of the events described in those filings or the following events actually occur, our business, results of operations, financial condition, cash flows or prospects could be materially adversely affected, which in turn could adversely affect the trading price of our Series A Preferred Units and our Common Units. You may lose all or part of your investment.

Risks Related to the Exchange Offer

Upon consummation of the Exchange Offer, holders who tender their Series A Preferred Units in exchange for Common Units will lose their rights under the Series A Preferred Units exchanged in the Exchange Offer, including, without limitation, their claims to accumulated and unpaid distributions and their rights to future distributions on the Series A Preferred Units, including a liquidation preference of $1,000 per unit.

If you tender your Series A Preferred Units in exchange for Common Units pursuant to the Exchange Offer, you will be giving up all of your rights as a holder of those Series A Preferred Units, including, without limitation, any claim you may have to accumulated and unpaid distributions through the settlement date and your right to future distributions on the Series A Preferred Units. Holders of the Series A Preferred Units are entitled to semi-annual distributions, which are paid when, as and if declared by our General Partner. You would also lose a portion of your right to receive, out of the assets available for distribution to our unitholders and before any distribution is made to the holders of securities ranking junior to the Series A Preferred Units, a liquidation preference in the amount of $1,000 per unit, plus accumulated and unpaid distributions, upon any voluntary or involuntary liquidation, winding-up or dissolution of the Partnership.

On May 3, 2020, we announced the suspension of distributions payable on both our Common Units and our Series A Preferred Units. We did not make a distribution on our Common Units with respect to the first quarter of 2020, nor did we make a distribution on our Series A Preferred Units on June 15, 2020. Unpaid distributions on the Series A Preferred Units will continue to accumulate for holders who do not tender their Series A Preferred Units in exchange for Common Units pursuant to the Exchange Offer, meaning you will not be able to receive distributions on your Common Units received in the Exchange Offer until all current and accumulated distributions on the untendered Series A Preferred Units have been paid.

Any of our Common Units that are issued upon exchange of the Series A Preferred Units properly tendered (and not validly withdrawn) in the Exchange Offer will be, by definition, junior to the claims of the holders of the Series A Preferred Units remaining outstanding after the Exchange Offer. See “Comparison of Rights Between Series A Preferred Units and Our Common Units.” Given the Minimum Tender Condition, as much as 270,000 Series A Preferred Units could remain outstanding following the completion of the Exchange Offer. A holder of Series A Preferred Units that participates in the Exchange Offer will become subject to all of the risks and uncertainties associated with ownership of our Common Units. These risks may be different from and greater than those associated with holding the Series A Preferred Units.

The Exchange Consideration is fixed and is not subject to adjustment. The market price of our Series A Preferred Units may fluctuate, and you cannot be sure of the value of the Common Units expected to be issued in the Exchange Offer.

In exchange for each Series A Preferred Unit properly tendered (and not validly withdrawn) and accepted by us, participating holders of Series A Preferred Units will receive the Exchange Consideration. The Exchange

Consideration will not be adjusted due to any increases or decreases in the market price of the Series A Preferred Units or our Common Units. The value of the Common Units received in the Exchange Offer will depend upon the market price of a Common Unit on the settlement date. The trading price of the Common Units will likely be different on the settlement date than it is as of the date the Exchange Offer commences because of ordinary trading fluctuations as well as changes in our business, operations or prospects, market reactions to the Exchange Offer, general market and economic conditions and other factors, many of which may not be within our control. Accordingly, holders of the Series A Preferred Units will not know the exact market value of the Common Units that will be issued in connection with the Exchange Offer. In addition, the market value of our Common Units will fluctuate after the consummation of the Exchange Offer.

We may extend the Exchange Offer, during which time the market value of our Common Units will likely fluctuate further. See “The Exchange Offer — Expiration Date; Extension; Termination; Amendment.” Promptly following our acceptance of Series A Preferred Units properly tendered (and not validly withdrawn) in the Exchange Offer, we will issue the Common Units pursuant to the Exchange Offer, and after this issuance, the value of the Common Units will also likely fluctuate.

In the future, we may acquire any Series A Preferred Units that are not tendered in the Exchange Offer for consideration different than that in the Exchange Offer.

In the future, we may acquire Series A Preferred Units that are not tendered in the Exchange Offer through open market purchases, privately negotiated transactions, a future tender or exchange offer or such other means as we deem appropriate. Any such acquisitions will occur upon the terms and at the prices as we may determine in our discretion, based on factors prevailing at the time, which may be more or less than the value of the Common Units being exchanged for the Series A Preferred Units in the Exchange Offer and could be for cash or other consideration. We may choose to pursue any or none of these alternatives, or combinations thereof, in the future.

There may be less liquidity in the market for non-tendered Series A Preferred Units, and the market prices for non-tendered Series A Preferred Units may therefore decline or become more volatile.

If the Exchange Offer is consummated, the number of outstanding Series A Preferred Units will be reduced, perhaps substantially, which may adversely affect the liquidity of such non-tendered Series A Preferred Units. An issue of securities with a small number available for trading, or float, generally commands a lower price than does a comparable issue of securities with a greater float. Therefore, the market price for Series A Preferred Units that are not validly tendered and exchanged in the Exchange Offer may be adversely affected. The reduced float also may tend to make the market prices of the Series A Preferred Units that are not exchanged more volatile.

The Board of Directors has not made a recommendation as to whether you should tender your Series A Preferred Units in exchange for the Exchange Consideration, and we have not obtained a third-party determination that the Exchange Offer is fair to holders of the Series A Preferred Units.

The Board of Directors has not made, and will not make, any recommendation as to whether holders of the Series A Preferred Units should tender their Series A Preferred Units in exchange for the Exchange Consideration. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of the Series A Preferred Units for purposes of negotiating the terms of the Exchange Offer, or preparing a report or making any recommendation concerning the fairness of the Exchange Offer to the Partnership or the holders of Series A Preferred Units.

The Exchange Offer may not be consummated if the Minimum Tender Condition is not satisfied or waived.

If the Minimum Tender Condition is not satisfied or waived, we will not accept any Series A Preferred Units tendered in the Exchange Offer. See “The Exchange Offer — Conditions to the Exchange Offer” for a list of the conditions to the consummation of the Exchange Offer.

Certain members of the Board of Directors are subject to conflicts of interest with respect to the Exchange Offer.

To our knowledge, none of the directors or executive officers of our General Partner beneficially own any Series A Preferred Units. Several of our officers and directors own Common Units or receive compensation tied to Common Units. The Exchange Offer and completion of the Exchange Offer may impact the trading or market value of our Common Units or our Series A Preferred Units.

The market price of our Common Units may fluctuate significantly and, due to limited daily trading volumes, an investor could lose all or part of its investment in us.

The market price for our Common Units has varied between a high of $7.90 and a low of $0.50 between June 2019 and the date hereof. This volatility may affect the price at which you can sell the Common Units you receive in the Exchange Offer, and the sale of substantial amounts of our Common Units could adversely affect the price of our Common Units. Additionally, limited liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the Common Units and limit the number of investors who are able to buy the Common Units.

The market price of our Common Units may decline and be influenced by many factors, some of which are beyond our control, including among others:

•	our quarterly distributions;

•	our quarterly or annual earnings or those of other companies in our industry;

•	the loss of a large customer;

•	announcements by our customers or others regarding our customers or changes in our customers’ credit ratings, liquidity position, leverage profile and/or other financial or credit-related metrics;

•	announcements by our competitors of significant contracts or acquisitions;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	general economic and geopolitical conditions;

•	the failure of securities analysts to cover our common units or changes in financial estimates by analysts; and

•	other factors described in these Risk Factors.

If we cannot meet the continued listing requirements of the NYSE, the NYSE may delist our Common Units, which would have an adverse impact on the trading volume, liquidity and market price of our Common Units.

We received a formal notice from the NYSE on April 10, 2020 indicating noncompliance with the continued listing standard set forth in Rule 802.01C of the NYSE Listed Company Manual because the average closing price of our Common Units had fallen below $1.00 per unit over a period of 30 consecutive trading days, which is the minimum average unit price for continued listing on the NYSE. We have until December 19, 2020 to regain compliance with the minimum unit price requirement, with the possibility of extension at the discretion of the NYSE. In order to regain compliance, on the last trading day in any calendar month during the cure period, the Common Units must have: (i) a closing price of at least $1.00 per unit and (ii) an average closing price of at least $1.00 per unit over the 30 trading day period ending on the last trading day of such month. If we fail to regain compliance with Section 802.01C of the NYSE Listed Company Manual by the end of the cure period, the Common Units will be subject to the NYSE’s suspension and delisting procedures. If the Common Units ultimately were to be delisted for any reason, it could negatively impact us as it would likely reduce the liquidity and market price of the Common Units, reduce the number of investors willing to hold or acquire the Common Units and negatively impact our ability to access equity markets and obtain financing.

The tax treatment of our Series A Preferred Units and the Exchange Offer is uncertain because there is no direct controlling authority with respect to interests such as the Series A Preferred Units.

The tax treatment of our Series A Preferred Units and the Exchange Offer is uncertain because there is no direct controlling authority with respect to interests such as the Series A Preferred Units. Although the Internal Revenue Service (“IRS”) may disagree with this treatment, we have treated, and will treat, our Series A Preferred Units as partnership interests, the holders of our Series A Preferred Units as partners and the Exchange Offer as a generally tax-free transaction. If the Series A Preferred Units are not partnership interests, they would likely constitute indebtedness for federal income tax purposes and the tax consequences of participating in the Exchange Offer would be different from those described below under the heading “Material U.S. Federal Income Tax Consequences of the Exchange Offer”. Please read “Material U.S. Federal Income Tax Consequences of the Exchange Offer — Tax Character of Series A Preferred Units”.

If, contrary to the position we have taken, the IRS asserts or a court concludes that the Series A Preferred Units must be treated for federal income tax purposes as indebtedness rather than partnership interests, the Exchange Offer would likely cause us to recognize income from cancellation of indebtedness. The IRS has issued administrative guidance stating that it will not challenge a taxpayer’s determination that its income from cancellation of indebtedness is qualifying income if the taxpayer satisfies certain requirements. We believe we would be able to satisfy those requirements as to any income from cancellation of indebtedness arising from the Exchange Offer, but there can be no assurance that this will be the case. Please read “Material U.S. Federal Income Tax Consequences of Common Unit Ownership — Partnership Status”.

Risks Related to an Investment in Us

All of our equity interests in our General Partner and certain of our Common Units owned by our subsidiary SMP Holdings are pledged as collateral under SMP Holdings’ senior secured term loan facility; upon the occurrence and during the continuation of an event of default thereunder, the lenders party thereto may gain control of our General Partner and a significant portion of our Common Units.

On March 21, 2017, SMP Holdings entered into a term loan agreement, which we refer to as the SMP Holdings Term Loan Facility. The amount of indebtedness outstanding under the SMP Holdings Term Loan Facility was $156 million as of June 15, 2020. The SMP Holdings Term Loan Facility is non-recourse to the Partnership and its operating subsidiaries. Before it was a subsidiary of the Partnership, SMP Holdings pledged all of the equity interests in our General Partner and 34,604,581 Common Units as collateral under the SMP Holdings Term Loan Facility. As a result of the GP Buy-In Transaction, such Common Units are not currently considered outstanding but would be considered outstanding upon the transfer to a third party. If an event of default occurs under the SMP Holdings Term Loan Facility and is continuing, including as a result of SMP Holdings’ failure to comply with its payment or other covenant obligations thereunder or the occurrence of certain bankruptcy or insolvency related events, then the lenders party thereto could foreclose on the collateral securing the SMP Holdings Term Loan Facility. Upon any such foreclosure, such lenders would own the General Partner and, through its ownership of the 34,604,581 Common Units (which assuming no further issuance of Common Units, would represent 44.3% of the outstanding Common Units upon such foreclosure), have significant influence on matters subject to the vote of our unitholders, including the public election of directors to the Board of Directors commencing in 2022.

The amount of cash we have available for distribution to holders of our units depends primarily on our cash flows rather than on our profitability, which may prevent us from making distributions, even during periods in which we record net income.

The amount of cash we have available for distribution depends primarily upon our cash flows and not solely on profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we report net losses for purposes of accounting principles generally accepted in the United States of America (“GAAP”) and may not make cash distributions during periods when we report net income for GAAP purposes.

The ECP Affiliates may exercise the Warrants and sell the Common Units issuable upon such exercise in the public markets, which could reduce the market price of our outstanding Common Units.

On May 28, 2020, we issued the Warrants to the ECP Affiliates. The exercise price of the Warrants is $1.023 per Common Unit. Upon exercise of the Warrants, the proceeds to the holders of the Warrants, whether in the form of cash or Common Units, will be capped at $2.00 per Common Unit above the exercise price. The Warrants may be exercised at any time, in whole or in part, until May 28, 2023. Under the terms of the Warrants, we will file a registration statement to register the Common Units issuable upon exercise of the Warrants, pursuant to which the ECP Affiliates could resell such Common Units. The possibility that these Common Units might be issued might negatively affect the price of the Common Units. Similarly, if the ECP Affiliates exercise any of the Warrants and then dispose of a substantial portion of the Common Units in the public market, whether in a single transaction or a series of transactions, it could reduce the market price of our Common Units.

Our Partnership Agreement (as defined below) limits the liabilities of our General Partner and the rights of our unitholders with respect to actions taken by our General Partner that might otherwise constitute breaches of fiduciary duty.

Our Fourth Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) contains provisions that limit the liability of our General Partner and the rights of our unitholders with respect to actions taken by our General Partner that might otherwise constitute breaches of fiduciary duty under state fiduciary duty law. For example, our Partnership Agreement provides that:

•

whenever our General Partner makes a determination or takes, or declines to take, any other action in its capacity as our General Partner, our General Partner is required to make such determination, or take or decline to take such other action, in good faith, meaning that it subjectively believed that the decision was in our best interests, and will not be subject to any other or different standard imposed by our Partnership Agreement, Delaware law, or any other law, rule or regulation, or at equity;

•	our General Partner will not have any liability to us or our unitholders for decisions made in its capacity as a General Partner so long as such decisions are made in good faith; and

•

our General Partner and its officers and directors will not be liable for monetary damages to us, our limited partners or their assignees resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our General Partner or its officers and directors, as the case may be, acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal.

Our Partnership Agreement restricts the voting rights of certain unitholders owning 20% or more of our Common Units.

Unitholders’ voting rights are further restricted by a provision of our Partnership Agreement providing that any person or group that owns 20% or more of any class of units then outstanding cannot vote on any matter, other than persons who acquired such units from affiliates of the Partnership, their transferees and persons who acquired such units with the prior approval of the Board of Directors. See “Comparison of Rights Between Series A Preferred Units and Common Units — Change of Management Provisions; Common Units Considered “Outstanding”.”

The issuance of Common Units in this Exchange Offer will dilute existing ownership interests. Furthermore, we may issue additional units without unitholder approval, which would further dilute existing ownership interests.

Assuming a 50% acceptance rate in this Exchange Offer, we will issue an additional 22,500,000 Common Units. Assuming a 100% acceptance rate in this Exchange Offer, we will issue an additional 45,000,000 Common Units.

Except in the case of the issuance of units that rank equal to or senior to the Series A Preferred Units, our Partnership Agreement does not limit the number of additional limited partner interests, including limited partner interests that rank senior to the Common Units, that we may issue at any time without the approval of our unitholders. Additionally, any future issuance of additional Common Units or other securities, including to affiliates, will not be subject to the NYSE’s shareholder approval rules. Accordingly, unitholders do not have the same protections afforded to certain corporations that are subject to all of the NYSE corporate governance requirements.

We may issue additional Series A Preferred Units and any securities in parity with the Series A Preferred Units without any vote of the holders of the Series A Preferred Units (except where the cumulative distributions on the Series A Preferred Units or any parity securities are in arrears and in certain other circumstances) and without the approval of holders of our Common Units (“Common Unitholders”).

The issuance by us of additional Common Units or other equity securities of equal or senior rank will decrease our existing unitholders’ proportionate ownership interest in us. In addition, the issuance by us of additional Common Units or other equity securities of equal or senior rank may have the following effects:

•	decreasing the amount of cash available for distribution on each unit;

•	increasing the ratio of taxable income to distributions;

•	diminishing the relative voting strength of each previously outstanding unit; and

•	causing the market price of the common units to decline.

Future issuances and sales of parity securities, or the perception that such issuances and sales could occur, may cause prevailing market prices for our Common Units and the Series A Preferred Units to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us.

Furthermore, the payment of distributions on any additional units may increase the risk that we will not be able to make distributions at our prior per unit distribution levels. To the extent new units are senior to our Common Units, including units issued to third parties at a subsidiary level, their issuance will increase the uncertainty of the payment of distributions on our Common Units.

An investor’s liability may not be limited if a court finds that unitholder action constitutes control of our business.

A General Partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to the General Partner. Our partnership is organized under Delaware law, and we conduct business in a number of other states. The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the other states in which we do business. An investor could be liable for any and all of our obligations as if it was a General Partner if a court or government agency were to determine that:

•	we were conducting business in a state but had not complied with that particular state’s partnership statute; or

•

an investor’s right to act with other unitholders to remove or replace our General Partner, to approve some amendments to our Partnership Agreement or to take other actions under our Partnership Agreement constitute control of our business.

Our Partnership Agreement designates the Court of Chancery of the State of Delaware as the exclusive forum for certain types of actions and proceedings that may be initiated by our unitholders, which limits our unitholders’ ability to choose the judicial forum for disputes with us or our General Partner’s directors, officers or other employees.

Our Partnership Agreement provides that, with certain limited exceptions, the Court of Chancery of the State of Delaware is the exclusive forum for any claims, suits, actions or proceedings (1) arising out of or relating in any way to our Partnership Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of our Partnership Agreement or the duties, obligations or liabilities among our partners, or obligations or liabilities of our partners to us, or the rights or powers of, or restrictions on, our partners or us), (2) brought in a derivative manner on our behalf, (3) asserting a claim of breach of a duty (including a fiduciary duty) owed by any of our, or our General Partner’s, directors, officers, or other employees, or owed by our General Partner, to us or our partners, (4) asserting a claim against us arising pursuant to any provision of the Delaware Revised Uniform Limited Partnership Act or (5) asserting a claim against us governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in our Common Units is deemed to have received notice of and consented to the foregoing provisions. This exclusive forum provision does not apply to a cause of action brought under federal or state securities laws. Although management believes this choice of forum provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against us and our General Partner’s directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or similar governing documents has been challenged in legal proceedings and it is possible that in connection with any action a court could find the choice of forum provisions contained in our Partnership Agreement to be inapplicable or unenforceable in such action. If a court were to find this choice of forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our financial position, results of operations and ability to make cash distributions to our unitholders.

Unitholders may have liability to repay distributions that were wrongfully distributed to them.

Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Delaware law, we may not make a distribution if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of an impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Substituted limited partners are liable both for the obligations of the assignor to make contributions to the partnership that were known to the substituted limited partner at the time it became a limited partner and for those obligations that were unknown if the liabilities could have been determined from the Partnership Agreement. Neither liabilities to partners on account of their partnership interest nor liabilities that are non-recourse to the Partnership are counted for purposes of determining whether a distribution is permitted.

If an investor is not an eligible holder, it may not receive distributions or allocations of income or loss on those Common Units and those Common Units will be subject to redemption.

We have adopted certain requirements regarding those investors who may own our Common Units and Series A Preferred Units. Eligible holders are U.S. individuals or entities subject to U.S. federal income taxation on the income generated by us or entities not subject to U.S. federal income taxation on the income generated by us, so long as all of the entity’s owners are U.S. individuals or entities subject to such taxation. If an investor is not an eligible holder, our General Partner may elect not to make distributions or allocate income or loss on that investor’s units, and it runs the risk of having its units redeemed by us at the lower of purchase price cost or the then-current market price. The redemption price may be paid in cash or by delivery of a promissory note, as determined by our General Partner.

Our Series A Preferred Units have rights, preferences and privileges that are not held by, and are preferential to the rights of, holders of our Common Units.

The Series A Preferred Units remaining outstanding after the Exchange Offer will continue to rank senior to our Common Units with respect to distribution rights and rights upon liquidation. These preferences could adversely affect the market price for our Common Units, or could make it more difficult for us to sell our Common Units in the future.

In addition, (i) prior to December 15, 2022, distributions on the Series A Preferred Units accumulate and are cumulative at the rate of 9.50% per annum of $1,000, the liquidation preference of the Series A Preferred Units and (ii) on and after December 15, 2022, distributions on the Series A Preferred Units will accumulate for each distribution period at a percentage of $1,000 equal to the three-month LIBOR plus a spread of 7.43%. On May 3, 2020, we announced the suspension of distributions payable on both our Common Units and our Series A Preferred Units. We did not make a distribution on our Common Units with respect to the first quarter of 2020, nor did we make a distribution on our Series A Preferred Units on June 15, 2020. Unpaid distributions on the Series A Preferred Units will continue to accrue for holders who do not tender their Series A Preferred Units in exchange for Common Units pursuant to the Exchange Offer, meaning you will not be able to receive distributions on your Common Units received in the Exchange Offer until all current and accumulated distributions on the untendered Series A Preferred Units have been paid.

In addition, our Series A Fixed Rate Cumulative Redeemable Preferred Units (the “Subsidiary Series A Preferred Units”) issued by Summit Permian Transmission Holdco, LLC (“Permian Holdco”) have priority over the Common Unitholders with respect to the cash flow from Permian Holdco. The distribution rate of the Subsidiary Series A Preferred Units is 7.00% per annum of the $1,000 issue amount per outstanding Subsidiary Series A Preferred Unit. Permian Holdco has the option to pay this distribution in-kind until the earlier of June 30, 2022 or the first full quarter following the date the Double E pipeline is placed in service.

Our obligation to pay distributions on our Series A Preferred Units and Permian Holdco’s obligation to pay the distributions on the Subsidiary Series A Preferred Units could impact our liquidity and reduce the amount of cash flow available for working capital, capital expenditures, growth opportunities, acquisitions, and other general partnership purposes. Our obligations to the holders of the Series A Preferred Units and Permian Holdco’s obligations to the holders of the Subsidiary Series A Preferred Units could also limit our ability to obtain additional financing or increase our borrowing costs, which could have an adverse effect on our financial condition.

Our Series A Preferred Units contain covenants that may limit our business flexibility.

Our Series A Preferred Units contain covenants preventing us from taking certain actions without the approval of the holders of 66 2/3% of the Series A Preferred Units. The need to obtain the approval of holders of the Series A Preferred Units before taking these actions could impede our ability to take certain actions that management or the Board of Directors may consider to be in the best interests of our unitholders. The affirmative vote of 66 2/3% of the outstanding Series A Preferred Units, voting as a single class, is necessary to amend the Partnership Agreement in any manner that would have a material adverse effect on the existing preferences, rights, powers, duties or obligations of the Series A Preferred Units. The affirmative vote of 66 2/3% of the outstanding Series A Preferred Units and any outstanding series of other preferred units, voting as a single class, is necessary to (A) under certain circumstances, create or issue certain equity securities that are senior to our Common Units, (B) declare or pay any distribution to Common Unitholders out of capital surplus or (C) take any action that would result in an event of default for failure to comply with any covenant in the indentures governing the Senior Notes.

Although holders of the Series A Preferred Units are entitled to limited voting rights with respect to certain matters, the Series A Preferred Units generally vote as a class, separate from our Common Unitholders, along with any other series of our parity securities that we may issue upon which like voting rights have been conferred and are exercisable. If you tender your Series A Preferred Units in exchange for Common Units pursuant to the Exchange Offer, you will be giving up all of your rights as a holder of those Series A Preferred Units, including, without limitation, any of the voting rights of the Series A Preferred Units. See “— Comparison of Rights Between Series A Preferred Units and Common Units—Voting Rights.”

USE OF PROCEEDS

We will not receive any cash proceeds from the Exchange Offer.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2020 on:

•	An actual basis;

•	An as-adjusted basis for the GP Buy-In Transaction, including the consolidation of the Deferred Purchase Price Obligation as a result thereof; and

•	An as-further adjusted basis assuming the exchange of 50% of the total outstanding Series A Preferred Units pursuant to the Exchange Offer.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and our historical financial statements and related notes, which are incorporated by reference in this Offer to Exchange. The GP Buy-In Transaction is a common-control transaction under generally accepted accounting principles in the United States and SMLP’s consolidated and financial operating results will be presented as those of Summit Investments in future filings with the SEC (i.e., the financial statements of Summit Investments become the financial statements of SMLP).

	As of March 31, 2020
	Actual	As Adjusted	As Further Adjusted
	(In thousands)
Cash and cash equivalents (1)	$71,751	$112,345	$112,345

Debt:
Revolving credit facility	$698,000	$733,000	$733,000
ECP Term Loan Credit Agreements due March 2021	—	35,000	35,000
5.50% Senior Notes due 2022 (2)	300,000	300,000	300,000
5.75% Senior Notes due 2025 (2)	500,000	500,000	500,000
SMPH Term Loan due May 2022 (3)	—	160,750	160,750

Total long-term debt	1,498,000	1,728,750	1,728,750
Other Obligations:
Deferred Purchase Price Obligation (4)	180,750	—	—

Total other obligations	180,750	—	—
Mezzanine Capital:
Subsidiary Series A Preferred Units	62,341	62,341	62,341

Total mezzanine capital	62,341	62,341	62,341
Partners’ Capital:
Series A Preferred Units (5)	300,000	300,000	150,000
Common limited partner capital (6)	457,176	457,176	607,176

Total partners’ capital (7)	757,176	757,176	757,176
Total capitalization and other obligations (7)	$2,498,267	$2,548,267	$2,548,267

SMLP Common Units outstanding (8)	94,558	43,323	65,823

(1)

Includes $4.1 million of restricted cash. Subsequent to the consummation of the GP Buy-In Transaction on May 28, 2020, cash and cash equivalents on SMLP’s consolidated balance sheet will include the cash balance at SMP Holdings ($5.6 million as of March 31, 2020).

(2)

Reflects the principal amount of the note series rather than the carrying amount, which is presented net of unamortized debt issuance costs. Subsequent to March 31, 2020, and as of June 18, 2020, SMLP utilized approximately $50 million in cash to repurchase approximately $16 million notional amount of its 5.50%

Senior Notes due August 2022 at a weighted average 38% discount, and approximately $71 million notional amount of its 5.75% Senior Notes due April 2025 at a weighted average 44% discount.
(3)	The SMPH Term Loan is non-recourse to the Partnership, but SMP Holdings’ equity interest in the General Partner and 34.6 million Common Units are pledged as collateral under the SMPH Term Loan.
(4)

As a result of the GP Buy-In Transaction, the Deferred Purchase Price Obligation liability will no longer be reflected as an obligation on SMLP’s consolidated balance sheet because SMLP acquired the corresponding Deferred Purchase Price Obligation receivable in the GP Buy-In Transaction. The Deferred Purchase Price Obligation remains outstanding and SMLP’s legal subsidiaries that are the holders of the Deferred Purchase Price Obligation and Deferred Purchase Price Obligation receivable continue to reflect the instruments in their standalone financial statements.

(5)	Reflects the liquidation preference value of $1,000 per Series A Preferred Unit and is an amount before the allocation of net income to the Series A Preferred Unit and related issuance costs.
(6)

Common limited partner capital has not been adjusted for the As Adjusted or As Further Adjusted scenarios presented in the capitalization table because the net effect of the adjustments necessary to account for the GP Buy-In Transaction is not significant to the capitalization table and the Company has not finalized the re-cast of its historical financial statements. Under generally accepted accounting principles, the GP Buy-In Transaction will be accounted for as a common-control transaction and the historical book equity of SMLP will be (i) increased to account for the equity of Summit Investments, and (ii) concurrently reduced for transaction costs incurred and the allocation of consideration transferred for purchase of the 34.6 million Common Units pledged as collateral under the SMPH Term Loan and the 16.6 million Common Units not pledged as collateral under the SMPH Term Loan. The impact of these adjustments is not a significant net reduction to the Common limited partner capital account balance. Subsequent to the Exchange Offer, for each Series A Preferred Unit that is exchanged, SMLP will eliminate from its Series A Preferred Unit capital account an amount equal to the sum of $1,000, the undistributed net income allocated to the Series A Preferred Unit, and an offset amount for the allocation of Series A Preferred Unit issuance costs. The amount eliminated will be replaced by an equivalent amount in the Common Unit capital account.

(7)	Excludes changes to the book value of common limited partner capital in the as-adjusted basis and as further adjusted basis per footnote 6.
(8)

Represents basic units outstanding for voting and distribution purposes and excludes the potential impacts of warrants. Actual units outstanding is as of April 30, 2020. As part of the GP Buy-In Transaction closing, SMLP acquired 51.2 million SMLP Common Units including 16.6 million Common Units that have been retired and 34.6 million Common Units owned by a subsidiary of SMLP, as a result of which they ceased to be outstanding.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table sets forth summary consolidated financial data as of and for each of the three months ended March 31, 2020 and 2019 and each of the years ended December 31, 2019, 2018 and 2017. This data was derived from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. The financial data below is only a summary. It should be read in conjunction with our historical consolidated financial statements, including the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the annual and quarterly reports filed by us with the SEC. See “Where You Can Find More Information and Incorporation by Reference.”

	Three Months Ended March 31,		Year Ended December 31,
	2020	2019	2019	2018	2017
	(In thousands, except per share amounts)
Statements of operations data:
Total revenues	$104,903	$131,408	$443,528	$506,653	$488,741
Total costs and expenses (1)	79,990	145,929	402,340	371,702	510,577
Interest expense	(20,218)	(17,527)	74,429	60,535	68,131
Early extinguishment of debt	—	—	—	—	22,039
Deferred Purchase Price Obligation	(2,297)	(4,427)	(1,982)	20,975	(200,322)
Loss from equity method investees (2)	(3,311)	(441)	(337,851)	(10,888)	(2,223)
Net (loss) income	5,309	(36,914)	(369,833)	42,351	86,050
(Loss) earnings per limited partner unit:
Common unit – basic	$(0.03)	$(0.58)	$(4.84)	$0.06	$0.99
Common unit – diluted	$(0.03)	$(0.58)	$(4.84)	$0.06	$0.98
Statements of cash flows data:
Capital expenditures (other than acquisition capital expenditures)	$(18,583)	(60,848)	(182,291)	(200,586)	(124,215)
Proceeds from asset sale (net of cash of $1,475 for the periods ended 2019)	—	89,461	102,111	496	2,300
Contributions to equity method investees	—	—	—	(4,924)	(25,513)
Investment in equity method investee	(58,003)	—	(18,316)	—	—
Purchase of noncontrolling interest	—	—	—	(10,981)	(797)
Other, net	217	(120)	313	(284)	(458)
Other financial data:
Distributions declared per unit (3)	$0.125	0.575	1.438	2.300	2.300

(1)

Includes (i) long-lived asset impairments of $60.5 million in 2019, of which $45.0 million was incurred for the three months ended March 31, 2019, (ii) a goodwill impairment of $16.2 million in 2019, (iii) long-lived asset impairments of $3.9 million in 2018, and (iv) long-lived asset impairments of $101.9 million and contract intangible asset impairments of $85.2 million in 2017. See Notes 5, 6, 7 and 16 to the 2019 consolidated financial statements.

(2)

Includes (i) an impairment of our equity method investment in Ohio Gathering Company, L.L.C. (“OGC”) of $329.7 million and an impairment in Ohio Condensate Company, L.L.C. (“OCC” and, together with OGC, “Ohio Gathering”) of $6.3 million in 2019 and (ii) our 40% share, or $5.7 million and $1.4 million in asset impairments recognized by Ohio Gathering in December 2018 and 2017. In addition, 2018 includes our 40% share, or $2.0 million, of an estimated legal contingency. See Note 8 to the consolidated financial statements.

(3)

Represents distributions declared in a given period. For example, for the year ended December 31, 2019, represents the distributions paid in February 2019, in May 2019, in August 2019 and in November 2019.

	March 31,		December 31,
	2020	2019	2019	2018	2017
	(In thousands, except per-unit amounts)
Balance sheet data:
Total assets	$2,624,935	$2,573,451	$2,573,451	$3,020,562	$2,894,793
Total long-term debt	1,491,716	1,470,299	1,470,299	1,257,731	1,051,192
Deferred Purchase Price Obligation	180,750	178,453	178,453	383,934	362,959
Mezzanine capital	62,341	27,450	27,450	—	—
Partners’ capital	757,917	763,516	763,516	1,221,224	1,389,669
Other data:
Market price per common unit	$0.61	$9.73	$3.31	$10.05	$20.50

THE EXCHANGE OFFER

No Recommendation

None of the Partnership, the General Partner, its Board of Directors, officers or employees, the Information Agent or the Depositary makes any recommendation as to whether you should tender any Series A Preferred Units or refrain from tendering Series A Preferred Units in the Exchange Offer. Accordingly, you must make your own decision as to whether to tender Series A Preferred Units in the Exchange Offer and, if so, the number of Series A Preferred Units to tender. Participation in the Exchange Offer is voluntary, and you should carefully consider whether to participate before you make your decision. We urge you to carefully read this Offer to Exchange in its entirety, including the information set forth in the section of this Offer to Exchange entitled “Risk Factors” and the information incorporated by reference herein. We also urge you to consult your own financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.

Purpose of the Exchange Offer

We are making the Exchange Offer in connection with our strategic plan to enhance our financial flexibility, simplify our capital structure and enhance the value of our Common Units. The Partnership believes that the Exchange Offer would be beneficial to the Partnership for the following reasons:

•

Successful completion of the Exchange Offer would reduce (if fewer than all Series A Preferred Units are exchanged) or eliminate (if all Series A Preferred Units are exchanged) the requirement that we pay the distributions on the Series A Preferred Units (currently $28.5 million in the aggregate), including the accumulated but unpaid distribution of $14.25 million for the six-month period ended June 15, 2020, before making any distributions on the Common Units, which we believe will increase our ability to resume distributions on our Common Units in the future and consequently their market value and our ability to raise capital.

•

Successful completion of the Exchange Offer would reduce (if fewer than all Series A Preferred Units are exchanged) or eliminate (if all Series A Preferred Units are exchanged) the Series A Preferred Units’ $300 million liquidation preference and, if all Series A Preferred Units are exchanged, simplify our capitalization structure.

•	Issuing only Common Units in the Exchange Offer preserves cash for other strategic initiatives, including additional liability management transactions.

The Exchange Offer also provides holders of Series A Preferred Units the opportunity to enhance trading liquidity and gain exposure to the common equity upside at a premium to the market price of the Series A Preferred Units of $79.38 as of June 18, 2020.

Terms of the Exchange Offer

We are offering to exchange, upon the terms and subject to the conditions set forth in this Offer to Exchange and the accompanying Letter of Transmittal, any and all of our Series A Preferred Units for newly issued Common Units.

In exchange for each Series A Preferred Unit properly tendered (and not validly withdrawn) by the Expiration Date and accepted by us, participating holders of Series A Preferred Units will receive 150 Common Units.

Holders that tender Series A Preferred Units that are accepted for exchange will forfeit any claim to all accumulated and unpaid distributions on their Series A Preferred Units, regardless of when accumulated, whether before or after the date hereof and including any interest that may accumulate through the settlement date for the Exchange Offer.

The Exchange Offer will expire on the Expiration Date, unless extended or earlier terminated by us. Tendered Series A Preferred Units may be withdrawn at any time prior to the expiration of the Exchange Offer. In addition, you may withdraw any tendered Series A Preferred Units if we have not accepted them for exchange within 40 business days from the commencement of the Exchange Offer on June 18, 2020.

We will issue Common Units in exchange for properly tendered (and not validly withdrawn) Series A Preferred Units that are accepted for exchange promptly after the Expiration Date. We will not issue fractional units of our Common Units in the Exchange Offer. See “— Fractional Common Units” below.

All of the Series A Preferred Units are held in book-entry form through the facilities of DTC in New York City. This Offer to Exchange and the Letter of Transmittal are being sent to all registered holders and beneficial holders of Series A Preferred Units identified by DTC participants as of the day preceding the date of this Offer to Exchange. There will be no fixed record date for determining registered holders of Series A Preferred Units entitled to participate in the Exchange Offer. The Exchange Offer is conditioned on, among other things, the Minimum Tender Condition.

Any Series A Preferred Units that are accepted for exchange in the Exchange Offer will be cancelled. Series A Preferred Units tendered but not accepted because they were not validly tendered shall remain outstanding upon completion of the Exchange Offer. If any tendered Series A Preferred Units are not accepted for exchange and payment because of an invalid tender, the occurrence of other events set forth in this Offer to Exchange or otherwise, all unaccepted Series A Preferred Units will be returned, without expense, to the tendering holder promptly after the expiration of the Exchange Offer.

Our obligation to accept Series A Preferred Units tendered pursuant to the Exchange Offer is limited by the conditions listed below under “— Conditions to the Exchange Offer.” We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Holders who tender Series A Preferred Units in the Exchange Offer will not be required to pay brokerage commissions or fees to the Information Agent, the Depositary or us. If your Series A Preferred Units are held through a broker or other nominee who tenders the Series A Preferred Units on your behalf, your broker or nominee may charge you a commission for doing so. Additionally, subject to the instructions in the Letter of Transmittal, holders who tender Series A Preferred Units in the Exchange Offer will not be required to pay transfer taxes with respect to the exchange of Series A Preferred Units. It is important that you read “— Fees and Expenses” and “— Transfer Taxes” below for more details regarding fees and expenses and transfer taxes relating to the Exchange Offer.

We intend to conduct the Exchange Offer in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC. Series A Preferred Units that are not exchanged in the Exchange Offer will remain outstanding. See “— Consequences of Failure to Exchange Series A Preferred Units in the Exchange Offer.” Holders of Series A Preferred Units do not have any appraisal or dissenters’ rights under such instruments or otherwise in connection with the Exchange Offer.

We shall be deemed to have accepted for exchange properly tendered Series A Preferred Units when we have given oral or written notice of the acceptance to the Depositary. The Depositary will act as agent for the holders of Series A Preferred Units who tender their units in the Exchange Offer for the purposes of receiving the Exchange Consideration from us and delivering the Exchange Consideration to the exchanging holders. We expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any Series A Preferred Units not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “— Conditions to the Exchange Offer.”

By tendering your Series A Preferred Units, you will lose your right to receive semi-annual distributions in respect of the Series A Preferred Units, including previously accumulated distributions, when, if and as declared by our General Partner, after the completion of the Exchange Offer.

Fractional Common Units

We will not issue fractional Common Units in the Exchange Offer. If any fractional Common Unit would be issuable to a participating holder upon the exchange of its Series A Preferred Units, the number of Common Units to be issued to such participating holder will be rounded down to the nearest whole number.

Resale of Common Units Received Pursuant to the Exchange Offer

The Series A Preferred Units have been registered under the Securities Act, and therefore are not subject to resale restrictions (other than any Series A Preferred Units held by our affiliates). Section 3(a)(9) of the Securities Act provides an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. When securities are exchanged for other securities of an issuer under Section 3(a)(9), the securities received assume the character of the exchanged securities for purposes of the Securities Act. Accordingly, the Common Units issued in exchange for Series A Preferred Units would be free of resale restrictions if held by persons that are not “affiliates” of ours within the meaning of Rule 405 of the Securities Act.

Consequences of Failure to Exchange Series A Preferred Units in the Exchange Offer

Series A Preferred Units that are not exchanged in the Exchange Offer will remain outstanding and continue to be entitled to the rights and benefits holders have under the Delaware Revised Uniform Limited Partnership Act and our Partnership Agreement. The rights and obligations under the Series A Preferred Units will not change as a result of the Exchange Offer.

If a sufficiently large number of Series A Preferred Units do not remain outstanding after the Exchange Offer, the trading market for the remaining outstanding Series A Preferred Units may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading of the Series A Preferred Units.

Expiration Date; Extension; Termination; Amendment

The Exchange Offer will expire at the Expiration Date, unless extended or earlier terminated by us. The term “Expiration Date” means 5:00 p.m., New York City time, on July 17, 2020, and if we extend the period of time for which the Exchange Offer remains open, the term “Expiration Date” means the latest time and date to which the Exchange Offer is so extended. Tendered Series A Preferred Units may be withdrawn prior to the Expiration Date. You must validly tender your Series A Preferred Units for exchange prior to the Expiration Date to receive the Exchange Consideration. The Expiration Date will be at least 20 business days from the commencement of the Exchange Offer as required by Rule 14e-1(a) under the Exchange Act.

We reserve the right to extend the period of time that the Exchange Offer is open, and delay acceptance for exchange of any Series A Preferred Units, by giving oral or written notice to the Depositary and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any extension, all Series A Preferred Units previously tendered pursuant to the extended Exchange Offer will remain subject to the Exchange Offer unless properly withdrawn.

In addition, we reserve the right to:

•

terminate or amend the Exchange Offer and not to accept for exchange any Series A Preferred Units not previously accepted for exchange upon the occurrence of any of the events specified below under “— Conditions to the Exchange Offer” that have not been waived by us; and

•	amend the terms of the Exchange Offer in any manner permitted or not prohibited by law.

If we terminate or amend the Exchange Offer, we will notify the Depositary by oral or written notice (with any oral notice to be promptly confirmed in writing) and will issue a timely press release or other public announcement regarding the termination or amendment.

In the event that the Exchange Offer is terminated, withdrawn or otherwise not consummated prior to the Expiration Date, no consideration will be paid or become payable to holders who have properly tendered their Series A Preferred Units pursuant to the Exchange Offer. In any such event, the Series A Preferred Units previously tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders.

If we make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or waive a material condition of the Exchange Offer, we will promptly disseminate disclosure regarding the changes to the Exchange Offer as required by law. In addition, we will take steps to ensure that the Exchange Offer remains open for the minimum number of days, as required by law, following the date we disseminate disclosure regarding the changes.

Procedures for Tendering Series A Preferred Units

We have forwarded to you, along with this Offer to Exchange, the Letter of Transmittal relating to the Exchange Offer. A holder need not submit the Letter of Transmittal if the holder tenders Series A Preferred Units in accordance with the procedures mandated by DTC’s ATOP.

To tender in the Exchange Offer through ATOP, a holder must comply with the procedures described below under “— The Depository Trust Company Book-Entry Transfer Procedures.”

The Depository Trust Company Book-Entry Transfer Procedures

The Depositary will establish accounts with respect to the Series A Preferred Units at DTC for purposes of the Exchange Offer within two business days after the date of the Exchange Offer.

All of the Series A Preferred Units are held in book-entry form through the facilities of DTC in New York City. Consequently, if you desire to tender your Series A Preferred Units in the Exchange Offer, you must tender through ATOP, for which the Exchange Offer will be eligible, and follow the procedures for book-entry transfer described below. By using the ATOP procedures to exchange Series A Preferred Units, you will not be required to deliver a Letter of Transmittal to the Information Agent. However, you will be bound by the terms of the Letter of Transmittal.

In order to participate in the Exchange Offer, you must validly tender your Series A Preferred Units to the Depositary as described below. Holders who tender (and do not validly withdraw) their Series A Preferred Units to the Depositary prior to the Expiration Date will be entitled to receive the Exchange Consideration on the settlement date, provided that the remaining conditions to the Exchange Offer have been satisfied or waived. It is your responsibility to validly tender your Series A Preferred Units. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

Any beneficial holder whose Series A Preferred Units are registered in the name of a broker, dealer, commercial bank, trust company or other nominee who wishes to tender should contact such broker, dealer, commercial bank or trust company promptly and instruct such broker, dealer, commercial bank or trust company to tender the Series A Preferred Units on such beneficial owner’s behalf.

If you need help in tendering your Series A Preferred Units, please contact the Depositary, whose address and telephone number is listed on the back cover page of this Offer to Exchange.

All of the Series A Preferred Units are held in book-entry form and are currently represented by one or more global certificates registered in the name of a nominee of DTC. We have confirmed with DTC that the Series A Preferred Units may be exchanged by using ATOP procedures instituted by DTC. DTC participants may electronically transmit their acceptance of the Exchange Offer by causing DTC to transfer their outstanding Series A Preferred Units to the Depositary using the ATOP procedures. In connection with each book-entry transfer of Series A Preferred Units to the Depositary, DTC will send an “agent’s message” to the Depositary, which, in turn, will confirm its receipt of the book-entry transfer. The term “agent’s message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the participant in DTC tendering Series A Preferred Units that such participant has received and agrees to be bound by the terms of the Exchange Offer and that the Partnership may enforce such agreement against the participant. By using the ATOP procedures to tender Series A Preferred Units, you will not be required to deliver the Letter of Transmittal to the Information Agent. However, you will be bound by its terms just as if you had signed it.

You must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC to tender your Series A Preferred Units.

No Guaranteed Delivery

There are no guaranteed delivery procedures provided for by us in conjunction with the Exchange Offer. Holders of Series A Preferred Units must timely tender their units in accordance with the procedures set forth herein.

Withdrawal Rights

You may withdraw your tender of Series A Preferred Units at any time before the Expiration Date. In addition, if not previously returned, you may withdraw Series A Preferred Units that you tender that are not accepted by us for exchange after expiration of 40 business days from the commencement of the Exchange Offer. For a withdrawal of units tendered through ATOP to be effective, the Depositary must receive a computer-generated notice of withdrawal, transmitted by DTC on behalf of the holder in accordance with the standard operating procedure of DTC, or a written notice of withdrawal, sent by facsimile transmission, receipt confirmed by telephone, or letter, before the expiration of the Exchange Offer. Any notice of withdrawal must:

•	specify the name of the person that tendered the Series A Preferred Units to be withdrawn;

•	identify the Series A Preferred Units to be withdrawn;

•	specify the number of Series A Preferred Units to be withdrawn;

•	include a statement that the holder is withdrawing its election to have the Series A Preferred Units exchanged;

•

be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which the Series A Preferred Units were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the transfer agent register the transfer of such Series A Preferred Units into the name of the person withdrawing the tender; and

•	specify the name in which any Series A Preferred Units are to be registered, if different from that of the person that tendered the Series A Preferred Units.

Any notice of withdrawal of units tendered through ATOP must specify the name and number of the account at DTC to be credited with the withdrawn Series A Preferred Units or otherwise comply with DTC’s procedures.

Any Series A Preferred Units withdrawn will not have been validly tendered for exchange for purposes of the Exchange Offer. Any Series A Preferred Units that have been tendered for exchange through ATOP but which are not exchanged for any reason will be credited to an account with DTC specified by the holder, promptly after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Series A Preferred Units may be re-tendered by following one of the procedures described under “— Procedures for Tendering Series A Preferred Units” above at any time on or before the applicable Expiration Date.

Acceptance of Series A Preferred Units for Exchange; Delivery of Exchange Consideration

Upon satisfaction or waiver of all of the conditions to the Exchange Offer, we will promptly accept the Series A Preferred Units properly tendered that have not been withdrawn pursuant to the Exchange Offer and will pay the Exchange Consideration in exchange for such Series A Preferred Units promptly after the acceptance. Please refer to the section in this Offer to Exchange entitled “— Conditions to the Exchange Offer” below. For purposes of the Exchange Offer, we will be deemed to have accepted properly tendered Series A Preferred Units for exchange when we give notice of acceptance to the Depositary.

In all cases, we will pay the Exchange Consideration in exchange for Series A Preferred Units that are accepted for exchange pursuant to the Exchange Offer only after the Depositary timely receives a book-entry confirmation of the transfer of the Series A Preferred Units into the Depositary’s account at DTC, and a properly completed and duly executed Letter of Transmittal and all other required documents or a properly transmitted agent’s message.

We will not be liable for any interest as a result of a delay by the Depositary or DTC in distributing the Exchange Consideration in the Exchange Offer.

Conditions to the Exchange Offer

Notwithstanding any other provision of this Offer to Exchange to the contrary, we will not be required to accept for exchange Series A Preferred Units tendered pursuant to the Exchange Offer and may terminate or amend the Exchange Offer if any condition to the Exchange Offer is not satisfied. We may also, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer, postpone the acceptance for exchange of Series A Preferred Units properly tendered (and not validly withdrawn) prior to the Expiration Date, if any one of the following conditions has occurred, and the occurrence thereof has not been waived by us in our reasonable discretion:

•	holders of at least 30,000 Series A Preferred Units have not properly tendered their Series A Preferred Units prior to the Expiration Date;

•

there shall have been instituted, threatened in writing or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Exchange Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the Exchange Offer or materially impair the contemplated benefits to us (as set forth under “— Purpose of the Exchange Offer”) of the Exchange Offer;

•

an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Exchange Offer or materially impair the contemplated benefits to us of the Exchange Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

•	there shall have occurred or be reasonably likely to occur any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs; or

•	there shall have occurred:

•	any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets;

•	any material adverse change in the price of our Common Units in U.S. securities or financial markets;

•	a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

•

any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or

•

a natural disaster or the commencement or material worsening of a war, armed hostilities, act of terrorism or other international or national calamity directly or indirectly involving the United States, including, after the commencement of the Exchange Offer, any significant additional slowdown in economic growth, economic downturn, recession or other adverse economic development linked to the outbreak of a pandemic or contagious disease, including but not limited to, the recent COVID-19 viral outbreak, which diminishes general economic activity to a degree sufficient to materially reduce demand for natural gas and oil consumption.

We expressly reserve the right to amend or terminate the Exchange Offer and to reject for exchange any Series A Preferred Units not previously accepted for exchange, upon the occurrence of any of the conditions to the Exchange Offer specified above. In addition, we expressly reserve the right, at any time or at various times, to waive certain of the conditions to the Exchange Offer, in whole or in part. We will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination or waiver to the Depositary as promptly as practicable, followed by a timely press release to the extent required by law.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times with respect to the Exchange Offer prior to its expiration.

All conditions to the Exchange Offer must be satisfied or waived prior to the expiration of the Exchange Offer.

Fees and Expenses

We will bear the fees and expenses of soliciting tenders for the Exchange Offer, and tendering holders of Series A Preferred Units will not be required to pay any of our expenses of soliciting tenders in the Exchange Offer, including and the fees of the Information Agent and the Depositary. We will also reimburse the Information Agent and the Depositary for reasonable out-of-pocket expenses, and we will indemnify each of the Information Agent and the Depositary against certain liabilities and expenses in connection with the Exchange Offer, including liabilities under the federal securities laws. The principal solicitation is being made by mail. However, additional solicitations may be made by facsimile transmission, telephone or in person by our officers and other employees.

If a tendering holder participates in the Exchange Offer through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions to such third party.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of Series A Preferred Units pursuant to the Exchange Offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing Series A Preferred Units not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Series A Preferred Units tendered;

•	Common Units are to be delivered to, or issued in the name of, any person other than the registered holder of the Series A Preferred Units;

•	tendered Series A Preferred Units are registered in the name of any person other than the person signing the Letter of Transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of Series A Preferred Units under the Exchange Offer.

If satisfactory evidence of payment of transfer taxes is not submitted with the Letter of Transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Future Purchases

Following completion of the Exchange Offer, we may repurchase additional Series A Preferred Units that remain outstanding in the open market, in privately negotiated transactions, tender or exchange offers or otherwise. Future purchases of Series A Preferred Units that remain outstanding after the Exchange Offer may be on terms that are more or less favorable than the Exchange Offer. However, Exchange Act Rules 14e-5 and 13e-4 generally prohibit us and our affiliates from purchasing any Series A Preferred Units other than pursuant to the Exchange Offer until ten business days after the Expiration Date, although there are some exceptions. Future purchases, if any, will depend on many factors, which include market conditions and the condition of our business.

No Appraisal Rights

No appraisal or dissenters’ rights are available to holders of Series A Preferred Units under applicable law in connection with the Exchange Offer.

Schedule TO

Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the Exchange Offer. Such Schedule TO, including the exhibits and any amendment thereto, may be examined, and copies may be obtained, at the same places and in the same manner as are set forth under the caption “Where You Can Find More Information and Incorporation by Reference.”

“Blue Sky” Compliance

We are making the Exchange Offer to eligible holders only. We are not aware of any jurisdiction in which the making of this Exchange Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of this Exchange Offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, this Exchange Offer will not be made to, nor will tenders of Series A Preferred Units be accepted from or on behalf of, the holders of Series A Preferred Units residing in such jurisdiction.

Accounting Treatment

For each Series A Preferred Unit that is exchanged in the Exchange Offer, we will eliminate from our Series A Preferred Unit capital account an amount equal to the sum of $1,000, the undistributed net income allocated to the Series A Preferred Unit, and an offset amount for the allocation of Series A Preferred Unit issuance costs. The amount eliminated will be replaced by an equivalent amount in our Common Unit capital account.

PRICE RANGES OF COMMON UNITS AND DISTRIBUTIONS

Our Common Units trade on the NYSE under the symbol “SMLP.” As of March 31, 2020, there were approximately 115 holders of record of our Common Units.

The following table sets forth, for the periods indicated, the range of the high and low closing sales prices of our Common Units on the NYSE.

	High	Low
2020
First Quarter	$3.61	$0.50
2019
Fourth Quarter	$5.30	$2.89
Third Quarter	7.90	4.41
Second Quarter	9.94	6.50
First Quarter	14.03	9.33
2018
Fourth Quarter	$16.86	$10.69
Third Quarter	17.40	14.30
Second Quarter	16.45	13.10
First Quarter	22.60	13.40

The following table sets forth, for the periods indicated, the distributions paid on our Common Units.

	Amount of Cash Distributions (amount in thousands)	Cash Distributions Paid Per Common Unit
Quarter Ended:
March 31, 2020	$—	$—
December 31, 2019	$11,687	$0.125
September 30, 2019	$23,790	$0.2875
June 30, 2019	$23,778	$0.2875
March 31, 2019	$23,775	$0.2875
December 31, 2018	$45,280	$0.575
September 30, 2018	$45,216	$0.575
June 30, 2018	$45,216	$0.575

PRICE RANGES OF SERIES A PREFERRED UNITS AND DISTRIBUTIONS

Our Series A Preferred Units trade on the OTC with the CUSIP number 866142AA0. As of June 11, 2020, there were approximately 42 holders of record of our Series A Preferred Units.

The following table sets forth, for the periods indicated, the range of the high and low closing sales prices of our Series A Preferred Units on the OTC.

	High	Low
2020
First Quarter	$547	$15
2019
Fourth Quarter	$720	$501
Third Quarter	907	706
Second Quarter	947	906
First Quarter	950	929
2018
Fourth Quarter	$997	$931
Third Quarter	1,006	986
Second Quarter	1,021	987
First Quarter	1,045	1,012

The following table sets forth, for the periods indicated, the distributions paid on our Series A Preferred Units.

	Amount of Cash Distributions (amount in thousands)	Cash Distributions Paid Per Series A Preferred Unit
Quarter Ended:
March 31, 2020	$—	$—
December 31, 2019	$14,250	$47.5
September 30, 2019	$—	$—
June 30, 2019	$14,250	$47.5
March 31, 2019	$—	$—
December 31, 2018	$14,250	$47.5
September 30, 2018	$—	$—
June 30, 2018	$14,250	$47.5

On May 3, 2020, we announced the suspension of distributions payable on both our Common Units and our Series A Preferred Units. We did not make a distribution on our Common Units with respect to the second quarter of 2020, nor did we make a distribution on our Series A Preferred Units on June 15, 2020. Unpaid distributions on the Series A Preferred Units will continue to accrue for holders who do not tender their Series A Preferred Units in exchange for Common Units pursuant to the Exchange Offer, meaning you will not be able to receive distributions on your Common Units received in the Exchange Offer until all current and accumulated distributions on the untendered Series A Preferred Units have been paid.

COMPARISON OF RIGHTS BETWEEN

SERIES A PREFERRED UNITS AND OUR COMMON UNITS

You can find the definitions of certain terms used in this comparison under the subheading “ — Certain Definitions.” In this description, the term “Summit Holdings” refers only to Summit Holdings and not to any of its subsidiaries, and the terms “SMLP,” “we,” “us” and “our” refers only to Summit Midstream Partners, LP and not to any of its subsidiaries.

The following describes the material differences between the rights of holders of Series A Preferred Units and Common Unitholders. While we believe that the description covers the material differences between the Series A Preferred Units and the Common Units, this summary may not contain all of the information that is important to you. You should carefully read this entire Offer to Exchange and the other documents we refer to for a more complete understanding of the differences between being a holder of the Series A Preferred Units and a holder of the Common Units. To the extent any Series A Preferred Units remain outstanding after the Exchange Offer, the holders thereof will be entitled to the rights set forth below with respect to Series A Preferred Units, regardless of the amount of Series A Preferred Units outstanding.

Ranking

The Series A Preferred Units, with respect to distributions of available cash and distributions upon the liquidation, winding up and dissolution of our affairs, rank:

•	senior to the Junior Securities (including our Common Units);

•	pari passu with any Parity Securities;

•	junior to any Senior Securities; and

•	junior to all of our existing and future indebtedness and other liabilities with respect to assets available to satisfy claims against us.

As of the date hereof, there are no Parity Securities or Senior Securities outstanding. Under our Partnership Agreement, we may issue Junior Securities from time to time in one or more series without the consent of the holders of the Series A Preferred Units. Our General Partner has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any units of that series. Our General Partner will also determine the number of units constituting each series of securities. We have the ability under certain circumstances to issue a certain amount of Parity Securities. Our ability to issue Senior Securities is limited. Please read “— Voting Rights.”

Parity Securities with respect to the Series A Preferred Units may include classes of our securities that have different distribution rates, mechanics, periods (e.g. quarterly rather than semi-annual), payment dates or record dates than our Series A Preferred Units.

Distributions

General

The Series A Preferred Units represent perpetual equity interests in us and, unlike our indebtedness, do not give rise to a claim for payment of a principal amount at a particular date. Holders of Series A Preferred Units are entitled to receive, when, as and if declared by our General Partner out of legally available funds for such purpose, on the dates and at the rates set forth below, cumulative and compounding semi-annual or quarterly cash distributions, as applicable.

Subject to the distribution preferences of the Series A Preferred Units, as set forth below, each Common Unit is entitled to receive cash distributions to the extent we distribute Available Cash (as defined below). Common Units do not accumulate arrearages.

Series A Preferred Unit Distribution Rate

Distributions on Series A Preferred Units are cumulative and compounding from the date of original issue and are payable semi-annually in arrears to, but not including, December 15, 2022 and, thereafter, quarterly in arrears, when, as and if declared by our General Partner out of legally available funds for such purpose.

The initial distribution rate for the Series A Preferred Units during the Fixed Rate Period is 9.50% per annum of the $1,000 liquidation preference per unit (equal to $95 per unit per annum). During the Floating Rate Period, distributions on the Series A Preferred Units will accumulate for each distribution period at a percentage of the $1,000 liquidation preference equal to the three-month LIBOR plus a spread of 7.43%.

Series A Preferred Unit Distribution Payment Dates

The Distribution Payment Dates for the Series A Preferred Units are the 15th day of June and December of each year continuing through the end of the Fixed Rate Period and on the 15th day of March, June, September and December of each year during the Floating Rate Period. Distributions accumulate in each such period from and including the preceding Distribution Payment Date or the initial issue date, as the case may be, to but excluding the applicable Distribution Payment Date for such period, and distributions accumulate on accumulated distributions at the applicable distribution rate. If any Distribution Payment Date otherwise would fall on a day that is not a business day, declared distributions will be paid on the immediately succeeding business day without the accumulation of additional distributions. During the Fixed Rate Period, distributions on the Series A Preferred Units are payable based on a 360-day year consisting of twelve 30-day months. During the Floating Rate Period, distributions on the Series A Preferred Units will be computed by multiplying the floating rate for that distribution period by a fraction, the numerator of which will be the actual number of days elapsed during that distribution period (determined by including the first day of the distribution period and excluding the last day, which is the Distribution Payment Date), and the denominator of which will be 360, and by multiplying the result by the aggregate liquidation preference of the Series A Preferred Units.

Restrictions on Payment of Distributions on Series A Preferred Units and Common Units

We will not declare, pay or set aside for payment full distributions on the Series A Preferred Units or any Parity Securities for any distribution period unless (i) full cumulative distributions have been paid on the Series A Preferred Units and any Parity Securities through the most recently completed distribution period for each such security and (ii) at the time of the declaration of the distribution on the Series A Preferred Units or Parity Securities, our General Partner expects to have sufficient funds to pay the next distribution on the Series A Preferred Units and any Parity Securities in full (regardless of the relative timing of such distributions). To the extent distributions will not be paid in full on the Series A Preferred Units, the General Partner will take appropriate action to ensure that all distributions declared and paid upon the Series A Preferred Units and any Parity Securities will be reduced, declared and paid on a pro rata basis on their respective payment dates.

We will not declare or pay or set aside for payment distributions on any Junior Securities (other than a distribution payable solely in Junior Securities) unless full cumulative distributions have been or contemporaneously are being paid on all outstanding Series A Preferred Units and any Parity Securities through the most recently completed respective distribution periods. To the extent a distribution period applicable to a class of Junior Securities or Parity Securities is shorter than the distribution period applicable to the Series A Preferred Units (e.g., quarterly rather than semi-annual), the General Partner may declare and pay regular distributions with respect to such Junior Securities or Parity Securities so long as, at the time of declaration of such distribution, the General Partner expects to have sufficient funds to pay the full distribution in respect of the Series A Preferred Units on the next successive Distribution Payment Date.

Common Unit Distributions

Our Partnership Agreement requires that, within 45 days after the end of each quarter, we distribute all of our Available Cash to Common Unitholders of record on the applicable record date. Please read “— Definition of

Available Cash” below. Because we are not subject to an entity-level federal income tax, we would have more cash to distribute to our unitholders than would be the case were we subject to federal income tax.

To the extent authorized by the Board of Directors of our General Partner, we pay distributions on our Common Units or about the 15th of each of February, May, August and November to holders of record on or about seven days prior to such distribution date. We make the distribution on the business day immediately preceding the indicated distribution date if the distribution date falls on a holiday or non-business day.

Definition of Available Cash.

Our Partnership Agreement generally defines “Available Cash” for any quarter as:

•	The sum of:

•	all of our and our subsidiaries’ cash and cash equivalents on hand at the end of that quarter;

•

as determined by our General Partner, all of our and our subsidiaries’ cash or cash equivalents on hand on the date of determination of Available Cash for that quarter resulting from working capital borrowings (as described below) made after the end of that quarter; less

•	the amount of cash reserves established by our General Partner to:

•	provide for the proper conduct of our business (including reserves for future capital expenditures and for future credit needs);

•	comply with applicable law or any debt instrument or other agreement or obligation to which we or our subsidiaries are a party or to which our or our subsidiaries’ assets are subject;

•	provide funds for distributions on the Series A Preferred Units; or

•	provide funds for distributions to our common unitholders for any one or more of the next four quarters;

provided, however, that if our General Partner so determines, disbursements made by us or our subsidiaries or cash reserves established, increased or reduced after the end of such quarter but on or before the date of determination of Available Cash with respect to such quarter shall deemed to have been made, established, increased or reduced, for purposes of determining Available Cash within such quarter.

Working capital borrowings are generally borrowings incurred under a credit facility, commercial paper facility or similar financing arrangement that are used solely for working capital purposes or to pay distributions to unitholders, and with the intent of the borrower to repay such borrowings within 12 months with funds other than from additional working capital borrowings.

Liquidation Rights

We will liquidate in accordance with capital accounts. The capital account maintenance and allocation provisions are designed to provide to holders of our Series A Preferred Units and any Parity Securities, to the greatest extent possible, the benefit of their respective liquidation preferences. If necessary, the holders of outstanding Series A Preferred Units will be specially allocated items of our gross income and gain in a manner designed to achieve, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, a liquidation preference of $1,000 per unit. If the amount of our gross income and gain available to be specially allocated to the Series A Preferred Units is not sufficient to cause the capital account of a Series A Preferred Unit to equal the liquidation preference of a Series A Preferred Unit, then the amount that a holder of Series A Preferred Units would receive upon liquidation may be less than the Series A Preferred Unit liquidation preference. Any accumulated and unpaid distributions on the Series A Preferred Units and any Parity Securities will be paid prior to any distributions in liquidation made in accordance with capital accounts. The rights of the

Series A Preferred Unitholders to receive the liquidation preference will be subject to the rights of holders of indebtedness and Senior Securities and proportional rights of holders of any Parity Securities in liquidation and will be senior to the rights of the holders of Junior Securities, including Common Units, in liquidation. A consolidation or merger of us with or into any other entity, individually or in a series of transactions, will not be deemed to be a liquidation, dissolution or winding up of our affairs.

Voting Rights

The following is a summary of the unitholder vote required for approval of the matters specified below. The Series A Preferred Units will have no voting, consent or approval rights except as set forth below or as otherwise provided by Delaware law. Matters that require the approval of a “unit majority” require the approval of a majority of the outstanding Common Units (subject to the limitations set forth in the definition of “Outstanding” in the Partnership Agreement). Please read “— Change of Management Provisions; Common Units Considered “Outstanding”.”

Issuance of additional units	No approval right by Common Unitholders; certain issuances require approval by 66 2/3% of the holders of our Series A Preferred Units. Please read “— Voting Rights of Series A Preferred Units.”

Amendment of our Partnership Agreement	Certain amendments may be made by our General Partner without the approval of the unitholders, and certain other amendments that would materially adversely affect any of the preferences, rights, powers, duties or obligations of the Series A Preferred Units require the approval of holders of 66 2/3% of the Series A Preferred Units. Other amendments generally require the approval of a unit majority. Please read “ — Amendment of Our Partnership Agreement” and “ — Voting Rights of Series A Preferred Units.”

Merger of our Partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances, and if such merger or sale would materially adversely affect any of the rights, preference and privileges of the Series A Preferred Units, the affirmative vote of 66 2/3% of the Series A Preferred Units.

Dissolution of our Partnership	Unit majority.

Continuation of our business upon dissolution	Unit majority.

Election of Directors	Plurality of the votes cast by the holders of outstanding Common Units at a meeting of the limited partners. Please read “— Meetings; Voting.”

Withdrawal of our General Partner	Under most circumstances, the approval of a majority of the Common Units, excluding Common Units held by our General Partner, is required for the withdrawal of our General Partner prior to December 31, 2022 in a manner that would cause a dissolution of our Partnership.

Removal of our General Partner	Not less than 66 2/3% of the outstanding Common Units, voting as a single class, including units held by our General Partner.

Transfer of our General Partner interest	Our General Partner may transfer all, but not less than all, of its General Partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the outstanding Common Units, excluding Common Units held by our General Partner and its affiliates (including us), is required in other circumstances for a transfer of the General Partner interest to a third party prior to December 31, 2022.

Transfer of ownership interests in our General Partner	No approval required at any time. The ownership interest in our General Partner is pledged under the terms of the Term Loan Agreement. Please see “— Risk Factors — Our equity interests in our General Partner are pledged as collateral under SMP Holdings’ senior secured term loan facility; in the event SMP Holdings is unable to meet its obligations under that term loan facility or is subject to certain bankruptcy or insolvency related events, SMP Holdings’ lenders may gain control of our General Partner.”

Voting Rights of Series A Preferred Units

The affirmative vote of 66 2/3% of the outstanding Series A Preferred Units, voting as a separate class, is required for us to amend our Partnership Agreement in a way that would have a material adverse effect on the existing preferences, rights, powers, duties or obligations of the Series A Preferred Units.

The affirmative vote of 66 2/3% of the outstanding Series A Preferred Units, voting as a class together with holders of any other Parity Securities established after the Series A Preferred Units and upon which like voting rights have been conferred and are exercisable, is required for us to:

•	create or issue any Parity Securities if the cumulative distributions payable on then outstanding Series A Preferred Units are in arrears;

•	create or issue any Parity Securities in excess of the Parity Basket if the cumulative distributions payable on then outstanding Series A Preferred Units are not in arrears;

•	create or issue any Senior Securities;

•	declare or pay any distributions to our Common Unitholders out of capital surplus (as defined in our Partnership Agreement); or

•

take any action that would result, without regard to any notice requirement or applicable cure period, in an Event of Default (as defined in our Material Senior Indebtedness) for failure to comply with any covenant in the Material Senior Indebtedness related to:

•	restricted payments,

•	incurrence of indebtedness and issuance of preferred stock,

•	incurrence of liens;

•	dividends and other payments affecting subsidiaries,

•	merger, consolidation or sale of assets,

•	transactions with affiliates,

•	designation of restricted and unrestricted subsidiaries,

•	additional subsidiary guarantors, or

•	sale and leaseback transactions.

Change of Control Triggering Event (Applicable to Series A Preferred Units Only)

If a Change of Control Triggering Event occurs, unless we have previously or concurrently exercised our right to redeem all of the Series A Preferred Units as described under “— Redemption — Optional Redemption upon a Ratings Event” and “— Redemption— Optional Redemption on or after December 15, 2022,” each holder of the Series A Preferred Units may require us to repurchase all or a portion of such holder’s Series A Preferred Units at a purchase price (a “Change of Control Payment”) equal to $1,010 per Series A Preferred Unit (101% of the liquidation preference) plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date of settlement (the “Change of Control Settlement Date”). Any such redemption would be effected only out of funds legally available for such purposes and will be subject to compliance with the provisions of our outstanding indebtedness.

Within 30 days following any Change of Control Triggering Event, unless we have previously or concurrently exercised our right to redeem all of the Series A Preferred Units as described under “— Redemption — Optional Redemption upon a Ratings Event” and “— Redemption — Optional Redemption on or after December 15, 2022,” we will mail a notice to each holder of Series A Preferred Units describing the transaction or transactions and identifying the ratings decline that, together, constitute the Change of Control Triggering Event, and offering to repurchase the Series A Preferred Units as of the Change of Control Settlement Date specified in the notice (a “Change of Control Offer”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by our partnership agreement and described in such notice.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Series A Preferred Units as a result of a Change of Control Triggering Event. To the extent that the requirements of any applicable securities laws or regulations conflict with the Change of Control Triggering Event provisions of our Partnership Agreement, we will comply with such securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Triggering Event provisions of our Partnership Agreement by virtue of such compliance.

Promptly following the expiration of the Change of Control Offer, we will, to the extent lawful, accept for payment all Series A Preferred Units or portions thereof properly tendered pursuant to the Change of Control Offer. Promptly thereafter on the Change of Control Settlement Date, we will deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Series A Preferred Units or portions thereof properly tendered.

On the Change of Control Settlement Date, the Paying Agent will mail to each holder of Series A Preferred Units properly tendered the Change of Control Payment therefor (or, if all the Series A Preferred Units are then in uncertificated form, make such payment through the facilities of DTC). We will authenticate and mail to each holder of Series A Preferred Units a new certificate (if applicable), equal in principal amount to any unpurchased portion of the Series A Preferred Units surrendered, if any, or cause the same value to be transferred by book entry. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Settlement Date.

The holders of the Series A Preferred Units will not be able to require us to repurchase or redeem the Series A Preferred Units in the event of a takeover, recapitalization or similar transaction.

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (a) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in our Partnership Agreement applicable to a Change of Control Offer made by us and purchases all Series A Preferred Units properly tendered and not withdrawn under the Change of Control Offer or (b) in connection with, or in contemplation of, any publicly announced Change of Control, we have made an offer to purchase (an “Alternate Offer”) any and all Series A Preferred Units validly tendered at a cash price equal to or higher than the Change of Control Payment and have purchased all Series A Preferred Units properly tendered in accordance with the terms of such Alternate Offer. Notwithstanding anything to the contrary contained in our Partnership Agreement, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, and conditioned upon the consummation of such Change of Control Triggering Event if a definitive agreement is in place for the Change of Control Triggering Event at the time the Change of Control Offer is made.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of us and our Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Series A Preferred Units to require us to repurchase our Series A Preferred Units as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the properties or assets of our assets and those of our subsidiaries taken as a whole to another person or group may be uncertain.

If we fail to make a Change of Control Offer, to the extent required, or to repurchase any Series A Preferred Units tendered by holders for repurchase as required in connection with a Change of Control Triggering Event, then, from and after the first date of such failure and until such repurchase is made, the then-applicable distribution rate for the outstanding Series A Preferred Units will be 11.50% per annum (an increase of 2.0% per annum) prior to December 15, 2022, and on and after December 15, 2022, will accumulate for each distribution period at a percentage of the liquidation preference equal to the three-month LIBOR plus a spread of 9.43% (an increase of 2.0% per annum).

In the event that, upon consummation of a Change of Control Offer or Alternate Offer, less than 10% in aggregate principal amount of the Series A Preferred Units are held by holders other than us and our affiliates, we will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer or Alternate Offer described above, to redeem all of the Series A Preferred Units that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment.

Not Convertible; No Preemptive Rights; No Sinking Fund Requirements

The Series A Preferred Units are not convertible into Common Units or any other securities and do not have exchange rights, nor are they or the Common Units entitled to any preemptive or similar rights. The Series A Preferred Units are not subject to mandatory redemption or to any sinking fund requirements.

Redemption of Series A Preferred Units

Optional Redemption upon a Ratings Event

At any time within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a Ratings Event, we may, at our option, redeem the Series A Preferred Units in whole, but not in part, at a redemption price in cash per Series A Preferred Unit equal to $1,020 (102% of the liquidation preference) plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date fixed for redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purposes and will be subject to compliance with the provisions of our outstanding indebtedness.

Optional Redemption on or after December 15, 2022

At any time on or after December 15, 2022, we may redeem the Series A Preferred Units, at our option, in whole or in part, by paying the redemption price set forth below plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purposes and will be subject to compliance with the provisions of our outstanding indebtedness.

The redemption price shall be as follows (assuming such Series A Preferred Units are redeemed during the 12-month period beginning on December 15 of the years indicated below):

Year	Redemption Price
2022	104% of liquidation preference
2023	102% of liquidation preference
2024 and thereafter	100% of liquidation preference

Unless (i) full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding Series A Preferred Units and any Parity Securities through the most recently completed respective distribution periods and (ii) our General Partner expects to have sufficient funds to pay the next distribution on the all outstanding Series A Preferred Units and any Parity Securities in full (regardless of the relative timing of such distributions), we may not repurchase, redeem or otherwise acquire, in whole or in part, any Series A Preferred Units or Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all holders of Series A Preferred Units and any Parity Securities. Common Units and any other Junior Securities may not be redeemed, repurchased or otherwise acquired unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding Series A Preferred Units and any Parity Securities through the most recently completed respective distribution periods.

Amendment of Our Partnership Agreement

General

Amendments to our Partnership Agreement may be proposed only by our General Partner. However, our General Partner has no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to us or our unitholders, including any duty to act in the best interests of our Partnership or our unitholders, other than the implied contractual covenants of good faith and fair dealing. In order to adopt a proposed amendment, other than the amendments discussed below, our General Partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

In addition, any amendment that materially adversely affects any of the preferences, rights, powers, duties or obligations of the Series A Preferred Units requires the approval of holders of 66 2/3% of the Series A Preferred Units, voting as a separate class.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•

enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our General Partner or any of its affiliates without the consent of our General Partner, which consent may be given or withheld in its sole discretion.

The provision of our Partnership Agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90.0% of the outstanding units, voting as a single class (excluding units owned by our General Partner and its affiliates, which includes the Common Units pledged by SMP Holdings as collateral under the SMP Holdings Term Loan Facility for so long as such units remain pledged).

No Unitholder Approval

Subject to the voting rights of the Series A Preferred Units as described above under “—Voting Rights—Voting Rights of Series A Preferred Units,” our General Partner may generally make amendments to our Partnership Agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our Partnership Agreement;

•

a change that our General Partner determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we, our operating company nor its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	a change in our fiscal year or taxable year and related changes;

•

an amendment that is necessary, in the opinion of our counsel, to prevent us or our General Partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

•

an amendment that our General Partner determines to be necessary or appropriate in connection with the authorization or issuance of additional partnership interests or rights to acquire partnership interests;

•	any amendment expressly permitted in our Partnership Agreement to be made by our General Partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our Partnership Agreement;

•

any amendment that our General Partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by our Partnership Agreement;

•

mergers with, conveyances to or conversions into another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conveyance or conversion other than those it receives by way of the merger, conveyance or conversion; or

•	any other amendments substantially similar to any of the matters described above.

In addition, subject to the voting rights of the Series A Preferred Units, our General Partner may make amendments to our Partnership Agreement, without the approval of any limited partner, if our General Partner determines that those amendments:

•	do not adversely affect in any material respect the limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests;

•

are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or appropriate to facilitate the trading of units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the units are or will be listed for trading;

•	are necessary or appropriate for any action taken by our General Partner relating to splits or combinations of units under the provisions of our Partnership Agreement; or

•

are required to effect the intent expressed in the prospectus filed in connection with our initial public offering or the intent of the provisions of our Partnership Agreement or are otherwise contemplated by our Partnership Agreement.

The affirmative vote of 66 2/3% of the Series A Preferred Units, voting separately as a class, is necessary on any manner (including a merger, consolidation or business combination) that would materially adversely affect any of the existing preferences, rights, powers, duties or obligations of the Series A Preferred Units.

Opinion of Counsel and Limited Partner Approval

Our General Partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes in connection with any of the amendments described above under “—No Unitholder Approval.” No other amendments to our Partnership Agreement will become effective without the approval of holders of at least 90.0% of the outstanding units voting as a single class unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be reduced. Any amendment that would increase the percentage of units required to remove our General Partner must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than 90.0% of outstanding units (excluding units owned by our General Partner and its affiliates, which includes the Common Units pledged by SMP Holdings as collateral under the SMP Holdings Term Loan Facility for so long as such units remain pledged). Any amendment that would increase the percentage of units required to call a meeting of unitholders must be approved by the affirmative vote of unitholders whose aggregate outstanding units constitute at least a majority of the outstanding units.

No Fiduciary Duty to Series A Preferred Unit Holders

We and our General Partner and its officers and directors do not owe any fiduciary duties to holders of the Series A Preferred Units.

Change of Management Provisions; Common Units Considered “Outstanding”

Our Partnership Agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our General Partner or otherwise change our management.

For example, if any person or group, other than our General Partner and its affiliates, acquires beneficial ownership of 20.0% or more of any class of units, the units owned by such person or group will cease to be considered outstanding and will therefore lose all their voting rights, including, for the Common Units, with respect to voting on the appointment of members to the Board of Directors beginning in 2022. This loss of voting rights does not apply to persons who acquired such units from affiliates of the Partnership, their transferees and persons who acquired such units with the prior approval of the Board of Directors.

In addition, any Common Units held by the Partnership or a subsidiary of the Partnership, including the 34,604,581 Common Units held by SMP Holdings, are not considered outstanding with respect to voting and distributions under the Partnership Agreement. However, should such securities be transferred to an entity that is not a subsidiary of the Partnership, such Common Units would then be considered outstanding with respect to voting and distributions.

Meetings; Voting

Beginning in 2022, an annual meeting of the limited partners holding outstanding Common Units for the election of directors to the Board of Directors, and such other matters that our General Partner submits to a vote of the limited partners holding outstanding Common Units, will be held on such date as determined by our General Partner. Special meetings of the limited partners may be called by our General Partner or by limited partners owning 20% or more of the outstanding units of the class or classes for which a meeting is proposed.

For the purpose of determining the limited partners entitled to notice of or to vote at any meeting or to give approvals without a meeting, our General Partner may set a record date, which date for purposes of notice of a meeting shall not be less than 10 days nor more than 60 days before the date of the meeting.

Each record holder of outstanding (subject to the limitations set forth in the definition of “Outstanding” in the Partnership Agreement) Common Units has a vote according to his percentage interest in the Partnership. Units held for a person’s account by another person (such as a broker, dealer or bank), in whose name such units are registered, will be voted by such other person in favor of, and at the direction of, the beneficial owner unless the arrangement between such persons provides otherwise. Representation in person or by proxy of a majority of the outstanding Common Units of the class or classes for which a meeting has been called will constitute a quorum at such meeting (unless a particular action by the limited partners requires approval by a greater percentage of such units, in which case the quorum shall be such greater percentage).

At any meeting at which a quorum is present, the act of the limited partners holding a majority of the outstanding Common Units entitled to vote at the meeting will be deemed to be the act of all the limited partners, unless a greater or different percentage is required under the Partnership Agreement, in which case the act of the limited partners holding such greater or different percentage of outstanding Common Units will be required. At a meeting for the election of directors, directors are elected by a plurality of votes cast by the limited partners holding outstanding Common Units.

If authorized by our General Partner, any action that is required or permitted to be taken at a meeting of the limited partners may be taken either at a meeting of the limited partners or without a meeting if consents in writing describing the action so taken are signed by the holders of the minimum percentage of outstanding Common Units necessary to authorize or take that action at a meeting.

The Board of Directors

The number of directors on the Board of Directors will be not less than five or more than eight as determined from time to time by a majority of the directors then in office. Any decrease in the number of directors by the Board of Directors may not have the effect of shortening the term of any incumbent director.

The President or Chief Executive Officer of the General Partner serves as a director and as the Chairman of the Board of Directors. The remaining directors are divided into three classes with respect to their terms. At each annual meeting of limited partners, commencing in 2022, successors to the directors whose terms expire at that annual meeting will be elected for a three-year term.

A director may only be removed for cause at a meeting of limited partners holding outstanding Common Units upon the affirmative vote of the limited partners holding a majority of the outstanding Common Units and only if, at the same meeting, the limited partners holding a majority of the outstanding Common Units nominate a replacement director and elect the replacement director to the Board of Directors. Vacancies on the Board of Directors (other than vacancies caused by the removal of a director by the limited partners) may be filled by a majority of the remaining directors then in office.

Nominations of persons for election as directors to the Board of Directors may be made at an annual meeting of the limited partners only pursuant to our General Partner’s notice of meeting (1) by or at the direction of a majority of the members of the Board of Directors or (2) by a limited partner, or a group of limited partners, that holds or beneficially owns, and has continuously held or beneficially owned without interruption for the prior two years, 10% of the outstanding Common Units, and such limited partner, or each limited partner in such group, (A) was a limited partner at the time the notice provided for in the Partnership Agreement is delivered to our General Partner and (B) complies with the notice procedures set forth in the Partnership Agreement.

For any nominations brought before an annual meeting by a limited partner, the limited partner must give timely notice thereof in writing to our General Partner. The notice must contain certain information as described in the Partnership Agreement. To be timely, a limited partner’s notice must be delivered to our General Partner not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a limited partner’s notice as described above.

In the event that the number of directors is increased effective after the time period for which nominations would otherwise be due and there is no public announcement by us or our General Partner naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a limited partner’s notice will also be considered timely with respect to nominees for the additional directorships, if it is delivered to our General Partner not later than the close of business on the 10th day following the day on which such public announcement is first made by us or our General Partner.

Nominations for directors may be made at a special meeting of limited partners at which directors are to be elected in accordance with the provisions of the Partnership Agreement.

Only persons who are nominated in accordance with the procedures set forth in the Partnership Agreement will be eligible to be elected at an annual or special meeting of limited partners to serve as directors. Unless otherwise required by law or the Partnership Agreement, if each nominating limited partner does not appear at the annual or special meeting of limited partners to present a nomination, the nomination will be disregarded.

In addition to the provisions described above and in the Partnership Agreement, a limited partner must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder. Any references in the Partnership Agreement to the Exchange Act or the rules promulgated thereunder are not intended to, and do not, limit any requirements applicable to nominations pursuant to the Partnership Agreement, and compliance with the Partnership Agreement is the exclusive means for a limited partner to make nominations.

Limited Call Right

If at any time our General Partner owns more than 80.0% of the then-issued and outstanding limited partner interests of any class (other than the Series A Preferred Units), our General Partner will have the right, which it may assign in whole or in part to any affiliate of our General Partner, including us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our General Partner, on at least 10, but not more than 60, days’ notice. The purchase price in the event of this purchase is the greater of:

•

the highest price paid by our General Partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our General Partner first mails notice of its election to purchase those limited partner interests; and

•	the average of the daily closing prices of the partnership interests of such class for the 20 consecutive trading days immediately preceding the date three days before the date the notice is mailed.

As a result of our General Partner’s right to purchase or cause the purchase of all outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his Common Units in the market.

Redemption of Ineligible Holders

In order to avoid any material adverse effect on the maximum applicable rates that can be charged to customers by our subsidiaries on assets that may be subject to rate regulation by the Federal Energy Regulatory Commission or an analogous regulatory body in the future, each transferee of partnership interests, upon becoming the record holder of such partnership interests, will automatically certify, and the General Partner at any time can request such holder to re-certify:

•	that the transferee or unitholder is an individual or an entity subject to U.S. federal income taxation on the income generated by us; or

•

that, if the transferee unitholder is an entity not subject to U.S. federal income taxation on the income generated by us, as in the case, for example, of a mutual fund taxed as a regulated investment company or a partnership, all the entity’s owners are subject to U.S. federal income taxation on the income generated by us.

Furthermore, in order to avoid a substantial risk of cancellation or forfeiture of any property, including any governmental permit, endorsement or other authorization, in which we have an interest as the result of any federal, state or local law or regulation concerning the nationality, citizenship or other related status of any unitholder, our General Partner may at any time request unitholders to certify as to, or provide other information with respect to, their nationality, citizenship or other related status.

The certifications as to taxpayer status and nationality, citizenship or other related status can be changed in any manner our General Partner determines is necessary or appropriate to implement its original purpose.

If a unitholder fails to furnish the certification or other requested information with 30 days or if our General Partner determines, with the advice of counsel, upon review of such certification or other information that a unitholder does not meet the status set forth in the certification, we will have the right to redeem all of the units held by such unitholder at the average of the daily closing prices per limited partner interest of such class for the 20 consecutive trading days immediately prior to the date fixed for redemption.

The purchase price will be paid in cash or by delivery of a promissory note, as determined by our General Partner. Any such promissory note will bear interest at the rate of 5.0% annually and be payable in three equal annual installments of principal and accumulated interest, commencing one year after the redemption date. Further, the units will not be entitled to any allocations of income or loss, distributions or voting rights while held by such unitholder.

Listing

Our Common Units are listed on the NYSE under the symbol “SMLP”. We have not applied for listing of the Series A Preferred Units and there is no established trading market for such securities.

Certain Definitions

“Change of Control” means the occurrence of any of the following:

1.

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including equity interests in our Restricted Subsidiaries) of us and our Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

2.	the adoption of a plan relating to the liquidation or dissolution of us or Summit Holdings, or removal of our General Partner by our limited partners;

3.

the consummation of any transaction (including any merger or consolidation), the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), excluding the Qualifying Owners, becomes the beneficial owner, directly or indirectly, of more than 50% of the voting interests of us or our general partner, measured by voting power rather than number of shares, units or the like;

4.

the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), excluding the Qualifying Owners, becomes the beneficial owner, directly or indirectly, of more than 50% of the voting interests of Summit Midstream Partners, LLC, measured by voting power rather than number of shares, units or the like, at a time when Summit Midstream Partners, LLC beneficially owns a majority of the voting interests of our general partner; or

5.	the consummation of any transaction whereby we cease to own directly or indirectly 100% of the equity interests in Summit Holdings.

Notwithstanding the preceding, a conversion of us or any of our Restricted Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange of all of the outstanding equity interests in one form of entity for equity interests in another form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who beneficially owned our equity interests immediately prior to such transactions continue to beneficially own in the aggregate more than 50% of the voting interests of such entity, or continue to beneficially own sufficient equity interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, and, in either case no “person,” excluding the Qualifying Owners, beneficially owns more than 50% of the voting interests of such entity or its general partner, as applicable.

In addition, a Change of Control shall not occur as a result of (i) a merger between us and our General Partner or (ii) any transaction in which Summit Holdings remains a subsidiary of us but one or more intermediate holding companies between Summit Holdings and us are added, liquidated, merged or consolidated out of existence.

“Change of Control Triggering Event” means the occurrence of a Change of Control that is accompanied or followed by a downgrade by one or more gradations (including both gradations within ratings categories and between ratings categories) or withdrawal of the rating of the Series A Preferred Units within the Ratings Decline Period by at least two of the rating agencies, as a result of which the rating of the Series A Preferred Units on any day during such Ratings Decline Period is below the rating by such rating agency in effect immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to public announcement).

“Distribution Payment Date” means the 15th day of June and December of each year through and including December 15, 2022 and, thereafter, quarterly in arrears on the 15th day of March, June, September and December of each year.

“Fixed Rate Period” means the period of time from and including the date of original issue to, but not including, December 15, 2022.

“Floating Rate Period” means the period of time beginning on and continuing after December 15, 2022.

“Junior Securities” means our Common Units and each other class or series of limited partner interests or other equity securities established after the original issue date of the Series A Preferred Units that is not expressly made senior to or pari passu with the Series A Preferred Units as to the payment of distributions and amounts payable on a liquidation event.

“Material Senior Indebtedness” means (a) the indebtedness issued under that certain First Supplemental Indenture, dated as of July 15, 2014, by and among Summit Holdings, Finance Corp., the guarantors party thereto and U.S. Bank National Association, (b) the indebtedness issued under that certain Second Supplemental Indenture, dated as of February 15, 2017, by and among Summit Holdings, Finance Corp., the guarantors party thereto and U.S. Bank National Association and (c) any future indebtedness of Summit Holdings or Finance Corp. in an amount greater than $200,000,000 issued under a note indenture (and not under any loan or other credit agreement with commercial banking institutions).

“Parity Basket” means:

1.

if there is at least $100 million of outstanding Series A Preferred Units, the greater of (a) an aggregate $150 million of non-convertible Parity Securities and (b) so long as the market capitalization of our common units is at least $1.5 billion, an aggregate amount of Series A Preferred Units or other non-convertible Parity Securities such that, at the time of issuance, the aggregate amount of outstanding Series A Preferred Units and other Parity Securities does not exceed 15% of the value of all outstanding common units; or

2.	if there is less than $100 million of outstanding Series A Preferred Units, an amount of Parity Securities as our general partner may determine.

In determining availability under the Parity Basket, the aggregate amount of Series A Preferred Units and Parity Securities will be calculated on an as-if converted basis, with the Series A Preferred Units and any other non-convertible Parity Securities being treated as convertible into common units at a ratio equal to the purchase price of such Parity Securities divided by the volume-weighted average price of the common units for the preceding 30 trading days.

“Parity Securities” means any class or series of partnership interests or other equity securities established after the original issue date of the Series A Preferred Units that is not expressly made senior or subordinated to the Series A Preferred Units as to the payment of distributions and amounts payable on a liquidation event.

“Paying Agent” means American Stock Transfer & Trust Company, LLC as the paying agent for the Series A Preferred Units.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Qualifying Owners” means the collective reference to (i) Energy Capital Partners II, LP, Energy Capital Partners II-A, L.P., Energy Capital Partners II-B IP, LP, Energy Capital Partners II-C (Summit IP), LP, Energy Capital Partners II (Summit Co-Invest), LP, SMLP Holdings, LLC and each of their affiliated funds and investment vehicles and any fund manager, general partner, managing member or principal of any of the foregoing; (ii) the officers, directors and management employees of us, Summit Holdings and our subsidiaries; and (iii) any person controlled by any of the persons described in any of the clauses (i) or (ii).

“Ratings Decline Period” means the period that (i) begins on the occurrence of a Change of Control and (ii) ends 60 days following consummation of such Change of Control.

“Ratings Event” means a change by any nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Exchange Act) that publishes a rating for us (a “rating agency”) to its equity credit criteria for securities such as the Series A Preferred Units, as such criteria are in effect as of the original issue date of the Series A Preferred Units (the “current criteria”), which change results in (i) any shortening of the length of time for which the current criteria are scheduled to be in effect with respect to the Series A Preferred Units, or (ii) a lower equity credit being given to the Series A Preferred Units than the equity credit that would have been assigned to the Series A Preferred Units by such rating agency pursuant to its current criteria.

“Senior Securities” means each other class or series of limited partner interests or other equity securities established after the original issue date of the Series A Preferred Units that is expressly made senior to the Series A Preferred Units as to the payment of distributions and amounts payable on a liquidation event.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

The following is a discussion of the material U.S. federal income tax consequences of the Exchange Offer that may be relevant to holders of our Series A Preferred Units (“Series A Preferred Unitholders”) that are U.S. holders (as defined below). This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”), current administrative rulings of the IRS and court decisions, all of which are subject to change and differing interpretation, possibly with retroactive effect. Any such change or interpretation may cause the tax consequences to vary substantially from the consequences described below. The Partnership has not sought a ruling from the IRS or an opinion of counsel with respect to any of the tax consequences discussed below, and the IRS will not be precluded from taking positions contrary to those described herein. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below. Some tax aspects of the Exchange Offer are not certain, and no assurance can be given that the tax characterizations and consequences set forth in this discussion would be sustained by a court if contested by the IRS. Furthermore, the tax treatment of the Exchange Offer may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

This discussion does not purport to be a complete discussion of all U.S. federal income tax consequences of the Exchange Offer or the ownership of Common Units that may be relevant to specific holders in light of their particular circumstances. This discussion is limited to beneficial owners of Series A Preferred Units who are individual citizens or residents of the United States for U.S. federal income tax purposes (“U.S. holders”), who receive Common Units pursuant to the Exchange Offer, whose functional currency is the U.S. dollar and who hold their units as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) at the time of the Exchange Offer. This discussion does not apply to other persons, including corporations, partnerships (or entities or arrangements treated as corporations or partnerships for U.S. federal income tax purposes), estates or trusts, nonresident aliens or other individuals that are not U.S. holders, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders who are subject to special rules under the U.S. federal income tax laws, including, without limitation, banks, insurance companies and other financial institutions, tax-exempt organizations, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons whether or not eligible for the benefits of an applicable income tax treaty with the United States), individual retirement accounts, or IRAs, holders liable for the alternative minimum tax, real estate investment trusts, or REITs, employee benefit plans, mutual funds, dealers in securities, traders in securities, persons who hold Series A Preferred Units as part of a “hedge,” “straddle” or “conversion transaction” or other integrated or risk reduction transaction, persons deemed to sell their units under the constructive sale provisions of the Code, persons who acquired Series A Preferred Units by gift, or persons that received (or are deemed to receive) Series A Preferred Units as compensation.

Each Series A Preferred Unitholder is encouraged to consult such unitholder’s own tax advisor to determine the particular U.S. federal, state, local and foreign tax consequences of the Exchange Offer to such unitholder.

Tax Character of Series A Preferred Units

The tax treatment of our Series A Preferred Units is uncertain because there is no direct controlling authority with respect to interests such as the Series A Preferred Units. Although the IRS may disagree with this treatment, we have treated, and will treat, our Series A Preferred Units as partnership interests and the holders of our Series A Preferred Units as partners (please read the discussion below regarding our classification as a partnership for U.S. federal income tax purposes under “Material U.S. Federal Income Tax Consequences of Common Unit Ownership —Partnership Status”). If the Series A Preferred Units are not partnership interests, they would likely constitute indebtedness for federal income tax purposes. The remainder of this discussion, and the discussion below at “Material U.S. Federal Income Tax Consequences of Common Unit Ownership,” assume that our Series

A Preferred Units are partnership interests for federal income tax purposes. We encourage each holder of Series A Preferred Units who receives Common Units in the Exchange Offer to consult his own tax advisor in analyzing the proper tax characterization of the Series A Preferred Units and the effect of such characterization on the tax consequences of the Exchange Offer and of ownership of our Common Units.

Tax Consequences of the Exchange Offer

For U.S. federal income tax purposes, the Exchange Offer is intended to be treated as either (a) a transaction described in Section 721 of the Code in a manner consistent with Revenue Ruling 84-52, 1984-1 C.B. 157 or (b) a readjustment of partnership items among existing partners of a partnership not involving a sale or exchange.

The remainder of this discussion, except as otherwise noted, proceeds on the basis that (1) the Partnership will be classified as a partnership for U.S. federal income tax purposes at the time of the exchange (please read the discussion below regarding our classification as a partnership for U.S. federal income tax purposes under “Material U.S. Federal Income Tax Consequences of Common Unit Ownership — Partnership Status”) and (2) the Exchange Offer will be treated for U.S. federal income tax purposes in the manner described above.

Nonrecognition of Gain or Loss

On the basis that the Series A Preferred Units and the Exchange Offer are treated in the manner described above, the receipt of Common Units by Series A Preferred Unitholders that are U.S. Holders in respect of their Series A Preferred Units is intended to not result in the recognition of taxable gain or loss to Series A Preferred Unitholders.

Tax Basis and Holding Period of Common Units Received

A Series A Preferred Unitholder’s aggregate tax basis in the Common Units received in the Exchange Offer (and any Common Units held by such unitholder immediately prior to the exchange) as of immediately after the exchange generally will be equal to such Series A Preferred Unitholder’s adjusted tax basis in the Series A Preferred Units exchanged therefor (and any Common Units held by such Series A Preferred Unitholder immediately prior to the exchange) as of immediately prior to the exchange (ignoring the effect of nonrecourse liabilities), increased by such Series A Preferred Unitholder’s share of our nonrecourse liabilities immediately after the exchange attributable to the Common Units received in the Exchange Offer (and any Common Units held by such unitholder immediately prior to the exchange).

A holder of Series A Preferred Units will have a holding period in the Common Units received in the Exchange Offer that will be determined by reference to its holding period in the Series A Preferred Units exchanged therefor.

Potential Withholding Taxes and Special Considerations for Non-U.S. Holders

In order to avoid withholding taxes on the Exchange Offer, you may have to provide an IRS Form W-9 and/or certain other tax forms to the extent you have not previously submitted an IRS Form W-9 that is still valid.

Holders of our Series A Preferred Units that are not U.S. holders or certain other U.S. persons may be subject to taxation and withholding tax under the Foreign Investment in Real Property Tax Act (FIRPTA) and/or Code Section 1446(f) in connection with the Exchange Offer and may be required to complete certain reporting and disclosure requirements under the applicable Treasury Regulations in order to mitigate or avoid such current taxation and withholding tax. Holders of our Series A Preferred Units that are not U.S. holders are urged to consult their tax advisors regarding the application of FIRPTA and/or 1446(f) to their participation in the Exchange Offer. More generally, the U.S. federal income tax considerations applicable to holders of our Series A Preferred Units that are not U.S. holders could differ materially from that of U.S. holders and the discussion herein does not address such considerations. Holders of our Series A Preferred Units that are not U.S. holders are strongly urged to consult their tax advisors regarding all of the U.S. federal income and other tax considerations that may be applicable to them.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF COMMON UNIT OWNERSHIP

Tax Consequences of Ownership of Common Units

This section is a summary of the material U.S. federal income tax consequences that may be relevant to U.S. holders with respect to the ownership of Common Units received in the Exchange Offer. This section is based upon current provisions of the Code, existing and proposed Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Summit Midstream Partners, LP and our operating subsidiaries.

The following discussion does not comment on all federal income tax matters affecting unitholders who receive Common Units in the Exchange Offer and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Moreover, the discussion focuses on holders of our Common Unitholders who are U.S. Holders and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the U.S.), IRAs, REITs or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Code. In addition, the discussion only comments to a limited extent on state, local and foreign tax consequences. Accordingly, we encourage each unitholder who receives Common Units in the Exchange Offer to consult his own tax advisor in analyzing the state, local and foreign tax consequences particular to him of the ownership or disposition of units and potential changes in applicable tax laws.

The Partnership has not sought a ruling from the IRS or an opinion of counsel with respect to any of the statements made herein, and the statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for our Common Units and the prices at which our units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in our cash available for distribution and thus will be borne indirectly by our unitholders. Additionally, if the IRS makes an audit adjustment to any of our income tax returns, our unitholders will directly or indirectly bear any taxes (including any applicable penalties and interest) resulting from such audit adjustment (please read “—Administrative Matters — Information Returns and Audit Procedures”). Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

Partnership Status

A partnership is not a taxable entity and generally incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Code provides that publicly traded limited partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded limited partnerships of which 90% or more of the gross income for every taxable year consists of

“qualifying income.” Qualifying income includes income and gains derived from the transportation, processing, storage and marketing of crude oil, natural gas and refined products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income.

The portion of our income that is qualifying income may change from time to time, but we believe that for each taxable year, more than 90% of our gross income has been and will be “qualifying income” within the meaning of Section 7704(d) of the Code. If, contrary to the position we have taken, the IRS asserts or a court concludes that the Series A Preferred Units must be treated for federal income tax purposes as indebtedness rather than partnership interests (please read the discussion above of the character of Series A Preferred Units as a partnership interests under “Material U.S. Federal Income Tax Consequences of the Exchange Offer — Tax Character of Series A Preferred Units”), the Exchange Offer would likely cause us to recognize income from cancellation of indebtedness. The IRS has issued administrative guidance stating that it will not challenge a taxpayer’s determination that its income from cancellation of indebtedness is qualifying income if the taxpayer satisfies certain requirements. We believe we would be able to satisfy those requirements as to any income from cancellation of indebtedness arising from the Exchange Offer, in which case the estimate of our qualifying income percentage above would be accurate even if the Series A Preferred Units were recharacterized as indebtedness for federal income tax purposes.

For the reasons stated above and for other reasons, we believe that we will be classified as a partnership for federal income tax purposes and that each of our operating subsidiaries will be treated as a partnership or will be disregarded as an entity separate from us for federal income tax purposes. The IRS has made no determination as to our status or the status of our operating subsidiaries for federal income tax purposes.

The present federal income tax treatment of publicly traded partnerships or an investment in the units of publicly traded partnerships may be modified by administrative or legislative action or judicial interpretation at any time. For example, from time to time, the President and members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships, such as proposals eliminating the Qualifying Income Exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. We are unable to predict whether any such changes will ultimately be enacted, but it is possible that a change in law could affect us and may, if enacted, be applied retroactively. Any such changes could affect our ability to meet the Qualifying Income Exception and could negatively impact the value of an investment in our Common Units.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to our liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his Common Units, or taxable capital gain, after the unitholder’s tax basis in his Common Units is reduced to zero. Accordingly, taxation as a corporation could result in a material reduction in a unitholder’s cash flow and after-tax return and may result in a substantial reduction of the value of the units.

The discussion below is based on the assumptions that, for federal income tax purposes, (i) we will be classified as a partnership and (ii) the Series A Preferred Units exchanged for Common Units in the Exchange Offer are partnership interests (please read the discussion above of the character of Series A Preferred Units as a partnership interests under “Material U.S. Federal Income Tax Consequences of the Exchange Offer—Tax Character of Series A Preferred Units”).

Limited Partner Status

Common Unitholders who are admitted as limited partners of the Partnership will be treated as partners of the Partnership for federal income tax purposes. Also, unitholders whose Common Units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units will be treated as partners of the Partnership for federal income tax purposes.

A beneficial owner of Common Units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “— Tax Consequences of Common Unit Ownership — Treatment of Short Sales.”

Income, gains, losses or deductions would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their tax advisors with respect to the tax consequences to them of holding Common Units in us. The references to “unitholders” in the discussion that follows are to persons who are treated as partners in the Partnership for federal income tax purposes.

Tax Consequences of Common Unit Ownership

Flow-Through of Taxable Income

Subject to the discussion below under “— Entity-Level Collections” and “— Administrative Matters — Information Returns and Audit Procedures,” we will not pay any federal income tax. Instead, each Common Unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. The income we allocate to unitholders will generally be taxable as ordinary income. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions

Distributions, if any, by us to a Common Unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his Common Units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the Common Units, taxable in accordance with the rules described under “— Disposition of Common Units.” Any reduction in a unitholder’s share of our liabilities for which no partner, including the General Partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “— Limitations on Deductibility of Losses.”

A decrease in a Common Unitholder’s percentage interest in us because of our future issuance of additional units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his Common Units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture and/or substantially appreciated “inventory items,” each as defined in the Code, and collectively, “Section 751 Assets.” To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder’s tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units

A unitholder’s initial tax basis for Common Units received in the Exchange Offer will be determined as set forth above in “Material U.S. Federal Income Tax Consequences of the Exchange Offer— Tax Consequences of the Exchange Offer— Tax Basis and Holding Period of Common Units Received.” That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized, and by any excess business interest allocated to the unitholder. Immediately prior to the disposition of Common Units, a unitholder’s tax basis in such Common Units will be increased by the amount of any excess business interest that has not been deducted by him due to applicable limitations. Please read “—Limitations on Deductibility of Losses.” A unitholder will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Limitations on Deductibility of Losses

The deduction by a Common Unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A Common Unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such Common Unitholder’s tax basis in his Common Units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

In general, a Common Unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded limited partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder’s investments in other publicly traded limited partnerships, or the unitholder’s salary, active business or other income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded limited partnerships.

For taxable years beginning after December 31, 2020 and before January 1, 2026, an “excess business loss” limitation further limits the deductibility of losses by taxpayers other than corporations. An excess business loss is the excess (if any) of a taxpayer’s aggregate deductions for the taxable year that are attributable to the trades or businesses of such taxpayer (determined without regard to the excess business loss limitation) over the aggregate gross income or gain of such taxpayer for the taxable year that is attributable to such trades or businesses plus a threshold amount. The threshold amount is equal to $250,000 or, for taxpayers filing a joint return, $500,000. Disallowed excess business losses are treated as a net operating loss carryover to the following tax year. Any losses we generate that are allocated to a Common Unitholder and not otherwise limited by the basis, at risk or passive loss limitations will be included in the determination of such unitholder’s aggregate trade or business deductions. Consequently, any losses we generate that are not otherwise limited will only be available to offset a unitholder’s other trade or business income plus an amount of non-trade or business income equal to the applicable threshold amount. Thus, except to the extent of the threshold amount, our losses that are not otherwise limited may not offset a unitholder’s non-trade or business income (such as salaries, fees, interest, dividends and capital gains). This excess business loss limitation will be applied after the passive activity loss limitation.

Limitations on Interest Deductions

In general, we are entitled to a deduction for interest paid or accumulated on indebtedness properly allocable to our trade or business during our taxable year. Under 2017 legislation known as the Tax Cuts and Jobs Act, our deduction for this “business interest” is limited to the sum of our business interest income and 30% of our “adjusted taxable income.” Proposed regulations adopt a broad definition of interest, treating certain amounts, including amounts paid as guaranteed payments for the use of capital with respect to our Series A Preferred Units, as business interest subject to the limitation. For the purposes of this limitation, our adjusted taxable income is computed without regard to any business interest or business interest income, and in the case of taxable years beginning before January 1, 2022, any deduction allowable for depreciation, amortization, or depletion. This limitation is first applied at the partnership level and any deduction for business interest is taken into account in determining our non-separately stated taxable income or loss. Then, in applying this business interest limitation at the partner level, the adjusted taxable income of each of our unitholders is determined without regard to such unitholder’s distributive share of any of our items of income, gain, deduction, or loss and is increased by such unitholder’s distributive share of our excess taxable income, which is generally equal to the excess of 30% of our adjusted taxable income over the amount of our deduction for business interest for a taxable year.

To the extent our deduction for business interest is not limited, we will allocate the full amount of our deduction for business interest among our unitholders in accordance with their percentage interests in us. To the extent our deduction for business interest is limited, the amount of any disallowed deduction for business interest will also be allocated to each unitholder in accordance with their percentage interest in us, but such amount of “excess business interest” will not be currently deductible. Subject to certain limitations and adjustments to a unitholder’s basis in its Common Units, this excess business interest may be carried forward and deducted by a unitholder in a future taxable year.

The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a Common Unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded limited partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

These rules were modified in 2020 by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). Under the CARES Act, we may elect to increase the amount of business interest expense we are allowed to deduct by increasing the 30% limitation to 50% of adjusted taxable income for our 2020 tax year. In determining the interest deductibility limitation for our 2020 tax year, we may elect to utilize the amount of our adjusted taxable income generated in our 2019 tax year.

Entity-Level Collections

If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any Common Unitholder or our General Partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund. Please read “—Administrative Matters — Information Returns and Audit Procedures.”

Allocation of Income, Gain, Loss and Deduction

In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our Common Unitholders in accordance with their percentage interests in us. If we have a net loss, that loss will generally be allocated among all of our Common Unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts. If the capital accounts of the Common Unitholders have been reduced to zero, losses will be allocated to the Series A Preferred Units until the capital accounts of the Series A Preferred Units are reduced to zero, and to our Common Unitholders thereafter. If Series A Preferred Units are allocated losses in any taxable period, gross income from a subsequent taxable period, if any, would be allocated to the Series A Preferred Units in a manner designed to provide their liquidation preferences.

Section 704(c) of the Code and related Treasury Regulations require us to adjust the “book” basis of all assets held by us prior to an issuance of additional units to equal their fair market values at the time of a unit issuance. Purchasers of units in an offering are entitled to calculate tax depreciation and amortization deductions and other relevant tax items with respect to our assets based upon that “book” basis, which effectively puts purchasers in that offering in the same position as if our assets had a tax basis equal to their fair market value at the time of unit issuance. This may have the effect of decreasing the amount of our tax depreciation or amortization deductions thereafter allocated to purchasers of units in an earlier offering or of requiring purchasers of units in an earlier offering to thereafter recognize “remedial income” rather than depreciation and amortization deductions. In this context, we use the term “book” as that term is used in Treasury Regulations under Section 704 of the Code. The “book” basis assigned to our assets for this purpose may not be the same as the book value of our property for financial reporting purposes. In addition, the application of Section 704(c) of the Code will cause the net income allocated to a recipient of Common Units in the Exchange Offer to depend in part on the tax basis of the Series A Preferred Units surrendered in the Exchange Offer.

It may not be administratively feasible to make the relevant adjustments to “book” basis and the relevant Section 704(c) allocations separately each time we issue units, particularly in the case of small or frequent unit issuances. If that is the case, we may use simplifying conventions to make those adjustments and allocations, which may include the aggregation of certain issuances of units.

In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required under the Section 704(c) principles described above, will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flows; and

•	the rights of all the partners to distributions of capital upon liquidation.

Treatment of Short Sales

A Common Unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	while not entirely free from doubt, all of these distributions would appear to be ordinary income.

There is no direct or indirect controlling authority regarding the tax treatment of a unitholder whose Common Units are loaned to a short seller to cover a short sale of Common Units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “— Disposition of Common Units —Recognition of Gain or Loss.”

Tax Rates

The highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 37% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 20%.

For taxable years beginning before January 1, 2026, subject to certain limitations, a non-corporate Common Unitholder is entitled to a deduction equal to 20% of the sum of:

•

the net amount of such unitholder’s allocable share of items of our income, gain, deduction and loss which are attributable to our conduct of a trade or business in the United States (generally excluding certain items related to our investment activities, including capital gains and dividends, which are subject to a federal income tax rate of 20%, and certain payments made to the unitholder for services rendered to us); and

•

any gain recognized by such unitholder on the disposition of his Common Units to the extent such gain is attributable to certain Section 751 Assets, including depreciation recapture, depletion recapture and “inventory items” we own.

Unitholders who receive Common Units in the Exchange Offer should consult their tax advisors regarding this deduction and the applicable limitations. These rates, and the deduction, are subject to change by new legislation at any time.

In addition, a 3.8% Medicare tax, or NIIT, applies to certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units (without taking into account the 20% deduction discussed above). In the case of an individual, the tax is imposed on the lesser of (i) the unitholder’s net investment income and (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax is imposed on the lesser of (i) undistributed net investment income and (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

We have made an election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a Common Unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Code to reflect his purchase price. This election does not apply with respect to a person who purchases Common Units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, the inside basis in our assets with respect to a unitholder will be considered to have two components: (i) his share of our tax basis in our assets, or common basis, and (ii) his Section 743(b) adjustment to that basis.

The timing of deductions attributable to a Section 743(b) adjustment to our common basis will depend upon a number of factors, including the nature of the assets to which the adjustment is allocable, the extent to which the adjustment offsets any Section 704(c) type gain or loss with respect to an asset and certain elections we make as to the manner in which we apply Section 704(c) principles with respect to an asset with respect to which the adjustment is allocable. Please read “— Allocation of Income, Gain, Loss and Deduction.” The timing of these deductions may affect the uniformity of our units. Please read “— Uniformity of Common Units.”

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000. In addition, a built-in loss is substantial if the transferee would be allocated a net loss in excess of $250,000 on a hypothetical sale of our assets for their fair market value immediately after a transfer of the interest at issue.

Subject to certain limitations, a Section 743(b) adjustment may create additional depreciable basis that is eligible for bonus depreciation under Section 168(k) to the extent the adjustment is attributable to depreciable property and not to goodwill or real property. However, because we may not be able to determine whether transfers of our units satisfy all of the eligibility requirements and due to other limitations regarding administrability, we may elect out of the bonus depreciation provisions of Section 168(k) with respect to basis adjustments under Section 743(b).

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each Common Unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read “— Disposition of Common Units — Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by all of our unitholders as of that time. Please read “— Tax Consequences of Common Unit Ownership — Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Part of or all of the goodwill, going concern value and other intangible assets we have acquired or will acquire in connection with an offering may not produce any amortization deductions because of the application of the anti-churning restrictions of Section 197 of the Code. Please read “— Uniformity of Common Units.” Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Code.

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a Common Unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “— Tax Consequences of Common Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Common Units — Recognition of Gain or Loss.”

The costs we incur in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

We are allowed a first-year bonus depreciation deduction equal to 100% of the adjusted basis of certain depreciable property acquired and placed in service after September 27, 2017 and before January 1, 2023. For property placed in service during subsequent years, the deduction is phased down by 20% per year until December 31, 2026. This depreciation deduction applies to both new and used property. However, use of the deduction with respect to used property is subject to certain anti-abuse restrictions, including the requirement that the property be acquired from an unrelated party. We can elect to forgo the depreciation bonus and use the alternative depreciation system for any class of property for a taxable year.

Valuation and Tax Basis of Our Properties

The federal income tax consequences of the ownership and disposition of Common Units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss

Gain or loss will be recognized on a sale of Common Units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us that in the aggregate were in excess of cumulative net taxable income for a Common Unit and, therefore, decreased a unitholder’s tax basis in that unit will, in effect, become taxable income if the unit is sold at a price greater than the unitholder’s tax basis in that unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations. Both ordinary income and capital gain recognized on a sale of units may be subject to the NIIT in certain circumstances. Please read “— Tax Consequences of Common Unit Ownership — Tax Rates.”

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify Common Units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed above, a Common Unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of Common Units transferred must consistently use that identification method for all subsequent sales or exchanges of units. A Common Unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this Offer to Exchange as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets or, in the discretion of the General Partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions. The Treasury Regulations allow a similar monthly simplifying convention; however, such regulations do not specifically authorize the use of the proration method we have adopted. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses could be reallocated among our unitholders. We are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations. A Common Unitholder who disposes of units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Notification Requirements

A Common Unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker who will satisfy such requirements.

Uniformity of Common Units

Because we cannot match transferors and transferees of Common Units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. Any non-uniformity could have an impact upon the value of our units. The timing of deductions attributable to Section 743(b) adjustments to the common basis of our assets with respect to persons purchasing units from another unitholder may affect the uniformity of our units. Please read “— Tax Consequences of Common Unit Ownership — Section 754 Election.”

For example, some types of depreciable assets are not subject to the typical rules governing depreciation (under Section 168 of the Code) or amortization (under Section 197 of the Code). If we were to acquire any assets of that type, the timing of a Common Unit purchaser’s deductions with respect to Section 743(b) adjustments to the common basis of those assets might differ depending upon when and to whom the unit he purchased was originally issued. We do not currently expect to acquire any assets of that type. However, if we were to acquire a material amount of assets of that type, we intend to adopt tax positions as to those assets that will not result in any such lack of uniformity. Any such tax positions taken by us might result in allocations to some unitholders of smaller depreciation deductions than they would otherwise be entitled to receive. The IRS might challenge those tax positions. If we took such a tax position and the IRS successfully challenged the position, the uniformity of our units might be affected, and the gain from the sale of our units might be increased without the benefit of additional deductions. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

In addition, as described above at “ — Tax Consequences of Common Unit Ownership — Allocation of Income, Gain, Loss and Deduction,” if we aggregate multiple issuances of Common Units for purposes of making adjustments to “book” basis and related tax allocations, we will treat each of our Common Units as having the same capital account balance, regardless of the price actually paid by each purchaser of units in the aggregated offerings. We do not expect the number of affected units, or the differences between the purchase price of a unit and the initial capital account balance assigned to the unit, to be material, and we do not expect this convention to have a material effect upon the trading of our units.

Tax-Exempt Organizations and Other Investors

Ownership of Common Units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our Common Units.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it. Further, a tax exempt organization with more than one unrelated trade or business (including by attribution from investments in a partnership, such as us, that is engaged in one or more unrelated trades or businesses) must compute its unrelated business taxable income separately for each such trade or business, including for purposes of determining any net operating loss deduction. As a result, it may not be possible for tax exempt organizations to use losses from an investment in us to offset taxable income from another unrelated trade or business.

Non-resident aliens and foreign corporations, trusts or estates that own Common Units will be considered to be engaged in business in the United States. because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded limited partnerships, our quarterly distribution to foreign unitholders will be subject to withholding at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns Common Units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our earnings and profits, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A non-U.S. Common Unitholder who sells or otherwise disposes of a unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the non-U.S. unitholder. Gain realized by a non-U.S. unitholder from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be “effectively connected” with a U.S. trade or business to the extent that gain would be recognized upon a sale by the Partnership of all its assets would be “effectively connected” with a U.S. trade or business. Thus, a substantial portion of a non-U.S. unitholder’s gain from the sale or other disposition of our units would be treated as effectively connected with such unitholder’s indirect U.S. trade or business constituted by its investment in us and would be subject to U.S. federal income tax. As a result of the effectively connected income rules described above, the exclusion from U.S. taxation under the Foreign Investment in Real Property Tax Act for gain from the sale of partnership units regularly traded on an established securities market will not prevent a non-U.S. unitholder from being subject to U.S. federal income tax on gain from the sale or disposition of its units to the extent such gain is effectively connected with a U.S. trade or business. We expect a substantial portion of the gain from the sale or disposition of our units to be treated as effectively connected with a U.S. trade or business.

Moreover, the transferee of an interest in a partnership that is engaged in a U.S. trade or business is generally required to withhold 10% of the amount realized by the transferor unless the transferor certifies that it is not a foreign person, and we are required to deduct and withhold from the transferee amounts that should have been withheld by the transferees but were not withheld. Because the “amount realized” includes a partner’s share of the partnership’s liabilities, 10% of the amount realized could exceed the total cash purchase price for the units. For this and other reasons, the U.S. Department of the Treasury and the IRS suspended these rules for transfers of certain publicly traded partnership interests, including transfers of our Common Units, until regulations or other guidance has been issued. In May 2019, the IRS issued proposed Treasury Regulations that would require withholding on open market transactions, effective 60 days after the issuance of final Treasury Regulations, but in the case of a transfer made through a broker, would exclude a partner’s share of liabilities from the amount realized. In addition, the obligation to withhold would be imposed on the broker instead of the transferee. It is not clear if or when the proposed Treasury Regulations will be finalized and in what form, or if other guidance will be issued.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each Common Unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS. We cannot assure unitholders who receive Common Units in the Exchange Offer that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each Common Unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners.

For taxable years beginning after December 31, 2017, if the IRS makes an audit adjustment to any of our income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us, unless we elect to have our General Partner and unitholders take the audit adjustment into account in accordance with their interests in us during the taxable year under audit. Similarly, for such taxable years, if the IRS makes an audit adjustment to an income tax return filed by an entity in which we are a member or partner, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from such entity. We may elect to have our General Partner and unitholders take any material audit adjustment into account in accordance with their interests in us during the taxable year under audit, but there can be no assurance that such election, if made, will be effective in all circumstances. With respect to an audit adjustment as to an entity in which we are a member or partner, we may not be able to have our General Partner and our unitholders take such audit adjustment into account in accordance with their interests in us during the taxable year under audit, and if we are unable to do so, our then current unitholders may bear some or all of the tax liability resulting from such audit adjustment, even if such unitholders did not own our units during the taxable year under audit. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties, and interest, we may require our unitholders and former unitholders to reimburse us for such taxes (including any applicable penalties or interest) or, if we are required to bear such payment our cash available for distribution to our unitholders might be substantially reduced.

In the event the IRS makes an audit adjustment to our income tax returns and we do not or cannot shift the liability to our unitholders in accordance with their interests in us during the taxable year under audit, we will generally have the ability to request that the IRS reduce the determined underpayment owed by the Partnership by reducing the suspended passive loss carryovers of our unitholders (without any compensation from us to such unitholders), to the extent such underpayment is attributable to a net decrease in passive activity losses allocable to certain partners. Such reduction, if approved by the IRS, will be binding on any affected unitholders.

For taxable years beginning after December 31, 2017, we are required to designate a partner, or other person, with a substantial presence in the United States as our partnership representative (“Partnership Representative”). The Partnership Representative has the sole authority to act on our behalf for purposes of, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS. Our Partnership Agreement names our General Partner (or its designee) as the Partnership Representative. Any actions taken by us or by the Partnership Representative on our behalf with respect to, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS, will be binding on us and all of the unitholders.

Additional Withholding Requirements

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the U.S. (“FDAP Income”), or gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the U.S. (“Gross Proceeds”) paid to a foreign financial institution or to a “non-financial foreign entity” (as specially defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations, may modify these requirements.

Generally, these rules apply to current payments of FDAP Income and, while such rules would have applied to payments of Gross Proceeds on or after January 1, 2019, recently proposed Treasury Regulations eliminate these withholding taxes on payments of Gross Proceeds entirely. Taxpayers may rely generally on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued. Thus, to the extent we have FDAP Income that is not treated as effectively connected with a U.S. trade or business (please read “— Tax-Exempt Organizations and Other Investors”), Common Unitholders who are foreign financial institutions or certain other non-US entities may be subject to withholding on distributions they receive from us, or their distributive share of our income, pursuant to the rules described above.

Unitholders who receive Common Units in the Exchange Offer should consult their own tax advisors regarding the potential application of these withholding provisions to their investment in our Common Units.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	whether the beneficial owner is:

•	a person that is not a U.S. person;

•	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

•	a tax-exempt entity;

•	the amount and description of units held, acquired or transferred for the beneficial owner; and

•

specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty per failure, with a significant maximum penalty per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

•	for which there is, or was, “substantial authority”; or

•	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us, or any of our investments, plans or arrangements.

A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5.0 million or 10% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

Reportable Transactions

If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2.0 million in any single year, or $4.0 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “— Administrative Matters — Information Returns and Audit Procedures.”

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following additional consequences:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “— Accuracy-Related Penalties”;

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, non-deductibility of interest on any resulting tax liability; and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, Common Unitholders will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which the unitholder is a resident. We currently do business or own property in many states, several of which impose a personal income tax on individuals and certain of which also impose an income tax on corporations and other entities. Moreover, in the future we may also own property or do business in other states that impose income or similar taxes on non-resident individuals and corporations. Although an analysis of those various taxes is not presented here, each unitholder who receives Common Units in the Exchange Offer should consider their potential impact on his investment in us. Although a unitholder may not be required to file a return and pay taxes in some jurisdictions if its income from that jurisdiction falls below the filing and payment requirement, such unitholder may be required to file income tax returns and to pay income taxes in other jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “— Tax Consequences of Common Unit Ownership —Entity-Level Collections.” Based on current law and our estimate of our future operations, our General Partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder who receives Common Units in the Exchange Offer to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of his investment in us. Accordingly, each unitholder that receives Common Units in the Exchange Offer is urged to consult his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns, that may be required of such unitholder.

INFORMATION AGENT AND DEPOSITARY

Information Agent

D.F. King & Co., Inc. has been appointed Information Agent for the Exchange Offer. All deliveries and correspondence sent to the Information Agent should be directed to the address set forth on the back cover of this Offer to Exchange. We have agreed to pay the Information Agent reasonable and customary fees for its services and to reimburse the Information Agent for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the Information Agent for certain liabilities, including liabilities under the federal securities laws. Requests for additional copies of documentation may be directed to the Information Agent at the address set forth on the back cover of this Offer to Exchange.

Depositary

American Stock Transfer & Trust Company, LLC has been appointed Depositary for the Exchange Offer. All deliveries and correspondence sent to the Depositary should be directed to the address set forth on the back cover of this Offer to Exchange. We have agreed to pay the Depositary reasonable and customary fees for its services and to reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the Depositary for certain liabilities, including liabilities under the federal securities laws. Requests for additional copies of documentation may be directed to the Depositary at the address set forth on the back cover of this Offer to Exchange.

Delivery of a Letter of Transmittal or transmission of instructions to an address or facsimile number other than as set forth on the back cover of this Offer to Exchange for the Depositary is not a valid delivery.

THE INFORMATION AGENT AND DEPOSITARY FOR THE EXCHANGE OFFER ARE:

The Information Agent for the Exchange Offer is:

D.F. King & Co., Inc.

48 Wall Street – 22nd Floor

New York, NY 10005

Shareholders may call toll-free : 800-967-5071

Banks and Brokers may call: 212-269-5550

Email: summitmidstream@dfking.com

The Depositary for the Exchange Offer is:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Attn: Corporate Action Dept.

For assistance, call 877-248-6417 or 718-921-8317

Additional copies of this Offer to Exchange, the Letter of Transmittal or other tender offer materials may be obtained from the Information Agent or the Depositary and will be furnished at our expense. Questions and requests for assistance regarding the tender of your securities should be directed to the Information Agent or the Depositary.